Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

GENERAL MOTORS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL MOTORS CORPORATION Notice of Annual Meeting

April 28, 2006

Dear Stockholder:

      You are invited to attend the annual meeting of stockholders of General Motors Corporation (“GM” or “General Motors” or the “Corporation” or “we”). It will be held at 9 a.m. local time on Tuesday, June 6, 2006, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. At the meeting, stockholders will vote on the following matters:

• The election of directors for the next year;

• The ratification of the selection of independent public accountants for the next year; and

• Six stockholder proposals if they are properly presented at the meeting.

      If you were a holder of record of GM Common Stock, $1 2/3 par value (“Common Stock”), at the close of business on April 7, 2006, the record date for the annual meeting, you will be entitled to vote at the meeting. Please read the General Information section beginning on page 1 for further details. A list of stockholders entitled to vote at the meeting will be available for examination at General Motors Corporation, Renaissance Center, Detroit, Michigan, for ten business days before the annual meeting between 9 a.m. and 5 p.m., and at the Hotel du Pont during the meeting for a purpose that is germane to the meeting.

      The annual meeting will include a report on the state of the business, and then focus on electing directors and voting on the selection of independent public accountants and stockholder proposals, and related discussion. After that, we will provide time for business-related questions and comments. If you plan to attend the meeting, please see the instructions on page 3. A map and directions are on the back cover of this proxy statement and on the admission ticket.

      In addition to the annual meeting, GM holds regional stockholder forums. Forums provide an opportunity for you to learn about General Motors and discuss related issues with GM management. The time and location of these meetings are announced in Stockholder News, a newsletter that GM sends to registered stockholders twice a year.

      Your vote is important. Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have a choice of submitting your proxy via the Internet, by telephone, or by completing and returning by mail the enclosed proxy card.

Sincerely,

Nancy E. Polis Secretary	G. Richard Wagoner, Jr. Chairman & Chief Executive Officer

Table of Contents

Notice of Annual Meeting	Cover
General Information	1
Stockholders Entitled to Vote	1
Voting	1
Voting of Stock Plans for Employees	2
Submission of Stockholder Proposals	3
Attending the Annual Meeting	3
Householding of Annual Meeting Materials	3
Electronic Delivery of Annual Meeting Materials	3
Materials for Beneficial Owners	4
Expenses of Solicitation	4
Communicating with GM	4
GM Corporate Governance	4
Selection of Director Nominees	4
Directors	5
Director Independence	5
Presiding Director	5
Executive Sessions	5
Corporate Governance Guidelines	6
Stockholder Communication to the Presiding Director or Non-Management Directors	6
Ethics and Conflicts of Interest	6
Director Orientation and Continuing Education	6
Access to Outside Advisors	7
Committees of the Board of Directors	7
Director Compensation	8
Director Stock Ownership Guidelines and Holding Requirement	9
Item No. 1—Nomination and Election of Directors	9
Information about Nominees for Director	9
Security Ownership of Directors, Named Executive Officers, and Certain Others	13
Certain Relationships and Related Transactions	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
Report of the Executive Compensation Committee	16
Executive Compensation Tables	20
Stock Performance Graph	24
Retirement Programs Applicable to Executive Officers	25
Employment Agreements	27
Audit Committee Report	28
Fees Paid to Auditor	29
Item No. 2— Ratification of the Selection of Deloitte & Touche for the Year 2006	30
Item No. 3— Stockholder Proposal Regarding Prohibition on Awarding, Repricing, or Renewing Stock Options	30
Item No. 4— Stockholder Proposal Regarding Publication of a Report on Global Warming/Cooling	31
Item No. 5— Stockholder Proposal Regarding Separation of Roles of Chairman and Chief Executive Officer	33
Item No. 6— Stockholder Proposal Regarding Recouping Unearned Incentive Bonuses	35
Item No. 7— Stockholder Proposal Regarding Cumulative Voting	37
Item No. 8— Stockholder Proposal Regarding Majority Voting for Election of Directors	38
Other Matters	40
Glossary of Terms	41
Exhibit A—Text of the Audit Committee Charter	A-1

GENERAL MOTORS CORPORATION
300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2006

      This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or the “Board of Directors”), of General Motors Corporation, to be used at the 2006 annual meeting of stockholders of the Corporation. The enclosed proxy card represents your holdings of Common Stock in the registered account name shown. We expect this proxy statement and the enclosed proxy card will be mailed, or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after Friday, April 28, 2006, to each stockholder entitled to vote at the annual meeting.

      In addition to this proxy statement and the proxy card, the GM 2005 Annual Report is provided in this package.

      Please refer to the Glossary of Terms on page 41 for an easy reference that provides definitions of capitalized or abbreviated terms used in this proxy statement.

General Information

Stockholders Entitled to Vote

      The Board of Directors designated April 7, 2006, as the record date for determining stockholders entitled to vote at the annual meeting. On that date, the Corporation had 565,559,679 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

Voting

      When you timely submit your proxy in the proper form, your shares will be voted according to your instructions. You may give instructions to grant or withhold authority to vote for the election of all the Board of Directors’ nominees, or any individual nominee, and to vote for or against, or abstain from voting upon, each of the other matters submitted for voting.

      If you are a stockholder of record (that is, you own shares in your name in an account with GM’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you can vote in any one of the following three ways:

• By Internet: Go to the Web site, www.investorvote.com/gm, as shown on your proxy card, and follow the instructions. Internet voting is available 24 hours a day, seven days a week, through the end of the annual meeting on June 6, 2006.

• By Telephone: Call the toll-free number, 800-652-8683, as shown on your proxy card. If you are outside the continental United States or Canada, call collect at 781-575-2300. Please follow the instructions on your proxy card and the voice prompts on the telephone. Telephone voting is available 24 hours a day, seven days a week, through the end of the annual meeting on June 6, 2006.

• By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card, and return it in the enclosed envelope so that it is received by the date of the annual meeting. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign, and date each of them, or alternatively vote all these shares through the Internet or by telephone. If you sign and return your proxy card and do not specify a choice, your shares will be voted as the Board of Directors has recommended, as indicated in this proxy statement.

      After you have signed and returned the enclosed proxy card or voted through the Internet or by telephone, you may revoke your proxy at any time until it is voted at the annual meeting. You may do this by voting subsequently by Internet, telephone, or proxy card, by sending a written notice of revocation to the Secretary of the Corporation, or by voting in person at the annual meeting.

      By giving your proxy by Internet, telephone, or mail, you will authorize the Proxy Committee to vote your shares of Common Stock as you direct and as they determine on any proposals that General Motors does not know about now but that may be presented properly at the meeting. The Proxy Committee is composed of the following executive officers of the Corporation: G. Richard Wagoner, Jr.; Frederick A. Henderson; and Robert A. Lutz, each of whom is authorized to act on behalf of the Committee.

      If your shares are held by a broker, bank, or other nominee, please refer to the instructions they provide for voting your shares. If you want to vote those shares in person at the annual meeting, you must bring a signed proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

      As a matter of policy, GM believes your vote should be private. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

      The presence, in person or by proxy, of holders of one-third of the outstanding shares of Common Stock entitled to vote at the annual meeting is considered a quorum for the transaction of business. Except for Item No. 1, or as otherwise noted, each proposal in this proxy statement will be approved if it receives a majority of the votes present, either in person or by proxy, and entitled to vote at the meeting. Item No. 1, the election of directors, is somewhat different: directors are elected by a plurality of the votes cast in person or by proxy at the meeting, so that the 12 candidates who receive the most votes will be elected to the 12 available memberships on the Board. If you submit your proxy or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. Since Item Nos. 2-8 will pass only if they receive favorable votes from a majority of votes present and entitled to vote at the meeting, the fact that you abstain and do not vote in favor of a proposal will have the same effect as if you had voted against the proposal. In contrast, a “broker non-vote,” is deemed not entitled to vote at the meeting with regard to that proposal so that it does not have any effect on the outcome of a vote. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a broker, bank, or other nominee, your shares may be voted by such nominee on Item Nos. 1 and 2, even if you do not provide voting instructions, because they involve matters that are considered routine. Your broker, bank, or other nominee may not vote on Item Nos. 3-8 if you do not provide instructions, because they involve matters that are considered non-routine.

Voting of Stock Plans for Employees

      Your proxy card will serve to instruct the trustees, plan committees, or independent fiduciaries how to vote your shares in the following employee stock plans:

• General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the “GM S-SPP”)

• General Motors Personal Savings Plan for Hourly-Rate Employees in the United States (the “GM PSP”)

• General Motors Canadian Savings-Stock Program for Salaried Employees (the “GM Canadian Plan”)

• General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees (the “GM RRSP”)

• Fidelity Investments Canada Limited Next StepTM — Personal Retirement Group (the “FICL-PRG”)

• Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States (the “Delphi S-SPP”)

• Delphi Corporation Personal Savings Plan for Hourly-Rate Employees in the United States (the “Delphi PSP”)

• GMAC Mortgage Group, Inc. Savings Incentive Plan (the “GMAC Mortgage Plan”)

• GMAC Insurance Personal Lines — Retirement Plan (the “GMAC Insurance Plan”)

      If you do not provide instructions on how to vote your shares held in the GM S-SPP or the Delphi S-SPP, those shares will be voted at the discretion of the plan’s trustee. If you do not provide instructions on how to vote your shares held in the GM PSP, the GM Canadian Plan, the GM RRSP, the FICL-PRG, the Delphi PSP, the GMAC Mortgage Plan, or the GMAC Insurance Plan, your shares will not be voted. To allow sufficient time for the trustees, plan committees, or independent fiduciaries to vote your shares, they must receive your voting instructions by 6 p.m. Eastern time, June 1, 2006.

Submission of Stockholder Proposals

      At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, at each annual meeting the stockholders ratify or reject the independent public accountants selected by the Audit Committee. The Board of Directors also may submit other matters for stockholder approval at the annual meeting. In addition to these matters presented by the Board of Directors, you may be asked to vote on one or more stockholder proposals, if properly presented at the meeting.

      The deadline for stockholders to submit a proposal for inclusion in the Corporation’s proxy statement for the 2007 annual meeting is December 29, 2006. Any proposals intended to be included in the proxy statement for the 2007 annual meeting must be received by the Corporation on or before that date. Please send proposals to the Secretary of the Corporation at the address given in “Communicating with GM” on page 4.

Attending the Annual Meeting

      If you plan to attend the annual meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring evidence to the meeting that you owned Common Stock as of the record date, and we will provide you with an admission ticket. If you receive your annual meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will be required to enter the meeting. To permit as many stockholders as possible to participate, only stockholders or their valid proxy holders may speak at the meeting. Large bags, packages, briefcases, cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. A map with driving directions appears on the back cover of this proxy statement and on the admission ticket.

Householding of Annual Meeting Materials

      The U.S. Securities and Exchange Commission (the “SEC”) permits publicly held corporations to send a single copy of their annual report and proxy statement to any household at which two or more stockholders reside if it appears such stockholders are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for corporations. General Motors has instituted this procedure for all stockholders of record.

      If one set of these documents was sent to your household for the use of all GM stockholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, Computershare, by telephone at 800-331-9922 (if calling from outside the continental United States or Canada, call collect at 781-575-3990), or by mail at P.O. Box 43009, Providence, RI 02940-3009.

      If a broker, bank, or other nominee holds your GM shares, please contact your broker, bank, or other nominee directly if you have questions about delivery of materials, require additional copies of the proxy statement or annual report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

Electronic Delivery of Annual Meeting Materials

      You can save the Corporation postage and printing expenses by consenting to receive your GM annual report and proxy materials via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Stockholders of record (those who own shares in their own name in an account with Computershare) may sign up for this service at

www.econsent.com/gm. Beneficial stockholders (those who own shares through a broker, bank, or other nominee) may sign up at www.icsdelivery.com/gm if their broker, bank, or other nominee is among the majority that participate in electronic delivery.

Materials for Beneficial Owners

      Brokers, dealers, banks, voting trustees, and other nominees who want a supply of the Corporation’s proxy soliciting materials to send to beneficial owners should write to Morrow & Co., Inc., Attn: GM Fulfillment, 470 West Avenue, 3rd Floor, Stamford, CT 06092.

Expenses of Solicitation

      The Corporation will pay the cost of the solicitation of proxies for the 2006 annual meeting. General Motors will solicit proxies by mail and electronic means, and the directors, officers, and employees of GM may also solicit proxies. These persons will not receive any additional compensation for such services. In addition, GM has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of up to $50,000, plus reasonable out-of-pocket expenses. The Corporation will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Communicating with GM

      To obtain a copy of the following documents, write to the Secretary of the Corporation at General Motors Corporation, Mail Code 482-C38-B71, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000, or consult GM’s Web site at http://investor.gm.com, under “Corporate Governance.”

• Restated Certificate of Incorporation

• Bylaws

• Board Committee Charters

• Corporate Governance Guidelines

• Executive Officer Severence Policy

      To write the Secretary, the Board of Directors, or the Audit Committee, send your correspondence to the Secretary of the Corporation by mail to the address above or by fax to 313-667-3166.

GM Corporate Governance

Selection of Director Nominees

      The Directors and Corporate Governance Committee is responsible for identifying and recommending candidates for membership on the Board. In assessing potential new directors, the Committee considers individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to our long-term success. Potential Board candidates are evaluated based upon various criteria, such as (1) their broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Corporation; (2) exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Corporation; (3) special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors; (4) whether the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders in reaching decisions; and (5) a global business and social perspective, personal integrity, and sound judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of General Motors and the global automotive industry. To assist in the identification and evaluation of qualified director candidates, the Corporation on occasion has engaged a search firm.

      The Directors and Corporate Governance Committee will consider director nominees recommended by stockholders. To recommend an individual for Board membership, write to the Secretary of the Corporation at the address given above in “Communicating with GM.” The Committee uses the same criteria for evaluating candidates proposed by stockholders, members of the Board, and members of senior management. In particular, the Committee will review the credentials and background of each recommended candidate in light of the selection criteria listed above and will notify the candidate or the person who makes the recommendation of its decision. If you intend to nominate a candidate for director at the annual meeting, or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 3), you must give the Corporation written notice, as required in Section 1.11 of GM’s Bylaws. The Secretary must receive such notice not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2007 annual meeting, such notice must be received between December 7, 2006, and February 5, 2007.

Directors

      Under the Corporation’s Bylaws, each year prior to the annual meeting of stockholders, the Directors and Corporate Governance Committee recommends, and the Board approves, the individuals nominated to the Board for the next year. The Board then solicits proxies to elect these individuals. If all 12 nominees are elected at the 2006 annual meeting, the Board will be composed entirely of independent directors, other than Mr. Wagoner, Chairman and Chief Executive Officer (“CEO”) of the Corporation. To qualify as independent under the Bylaws, a director must satisfy all the standards for independence established by the SEC and by the NYSE.

      The Board of Directors is currently composed of 12 members. In 2005 the Board held a total of 12 meetings and average attendance at Board and Committee meetings was 93 percent. Each director attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during 2005. Directors are expected to attend our annual meeting of stockholders. In furtherance of this policy, the annual meeting of stockholders is held in conjunction with a regularly scheduled Board meeting. In 2005, 11 directors — all of the current members of the Board except Jerome B. York, who joined in 2006 — attended the annual meeting.

Director Independence

      For each director of the Corporation and nominee, the Directors and Corporate Governance Committee assesses the independence of the director and makes recommendations to the Board as to the independence of all directors.

      The Board of Directors has determined that each nominee to the Board (other than Mr. Wagoner) qualified as independent under the standards of “independence” adopted by the SEC and the NYSE rules. If any director is involved directly or indirectly in a related party transaction or other relationship with the Corporation that must be reported in GM’s proxy statement under the SEC’s proxy rules, the Board determines on an individual basis whether the director’s independence has been impaired. See “Certain Relationships and Related Transactions” on page 15 for a description of these determinations.

Presiding Director

      In March 2003 the Board of Directors appointed the Chair of the Directors and Corporate Governance Committee, George M.C. Fisher, as the presiding director of the Board. As the presiding director, Mr. Fisher chairs the executive sessions of non-management directors and is responsible for advising the Chairman and CEO of decisions reached and suggestions made at these sessions. The presiding director also reviews and approves matters such as the agendas for Board meetings, the information provided to the Board, and meeting schedules. Additional functions of the presiding director include: calling meetings of non-management directors; serving as liaison between the Chairman and CEO and the non-management directors; assisting in the recruitment and orientation of new directors; presiding at meetings of the Board when the Chairman and CEO is not present; and assuming such additional responsibilities as may be determined by the non-management directors. Finally, if requested by major stockholders, the presiding director is available for consultation and direct communication.

Executive Sessions

      The non-management directors meet in regularly scheduled executive sessions without management present. During these sessions, the non-management directors, among other things, review CEO succession, performance, and compensation; compensation of other key executive officers; strategic issues for Board consideration; future Board agendas and the flow of information to directors; management progression and succession; and the Board’s corporate governance matters. The non-management directors of the Board met in executive sessions seven times in 2005.

Corporate Governance Guidelines

      The Board believes that a commitment to strong corporate governance enhances stockholder value. To that end, the Board has adopted governance policies to ensure effective governance of the Board and the Corporation. These governance policies, which were adopted by the Board at the recommendation of the Directors and Corporate Governance Committee, are embodied in our Corporate Governance Guidelines. Our Corporate Governance Guidelines reflect our deep commitment to the best interests of our stockholders and include policies and guidelines relating to, among other things, (1) Board membership criteria; (2) director orientation and continuing education; (3) the requirement that there should be a substantial majority of independent directors on the Board; (4) limits on the number of outside Board memberships held by our directors; (5) a mandatory retirement after reaching age 72 for Board members; (6) prohibiting personal loans to directors and executive officers, other than General Motors Acceptance Corporation (“GMAC”) mortgage and auto loans that are made on terms that comply with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”); (7) the requirement for non-management directors to acquire and own stock and/or deferred Restricted Stock Units (“RSUs”) equal in value to five times their annual retainer within a specified period; (8) executive sessions of the Board; (9) establishment and role of the presiding director; (10) annual self-evaluations by the Board and its committees; (11) ethics and conflicts of interest; (12) complete access of Board members to GM management; (13) formal evaluation of the Chairman and CEO; and (14) succession planning.

      The Directors and Corporate Governance Committee benchmarks the Corporate Governance Guidelines against the best practices of other public companies and groups active in corporate governance and considers their observations. Further, the Committee regularly re-evaluates the Corporate Governance Guidelines to ensure compliance with the rules and regulations of governmental authorities including the NYSE and the SEC. To obtain a copy of the guidelines, see “Communicating with GM” on page 4.

Stockholder Communication to the Presiding Director or Non-Management Directors

      Stockholders wishing to communicate with the presiding director or with the non-management directors as a group may send a letter by regular or express mail addressed to the Secretary, General Motors Corporation, Mail Code 482-C38-B71, 300 Renaissance Center, P.O. Box 33118, Detroit, MI, 48233-5118, Attention: Presiding Director or Non-Management Directors. All correspondence sent to that address will be delivered to those directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors will be acknowledged by the Secretary and may also be forwarded within GM to the subject matter expert for review.

Ethics and Conflicts of Interest

      The Board expects all directors, as well as officers and employees, to act ethically at all times and to adhere to our policies set forth in “Winning With Integrity: Our Values and Guidelines for Employee Conduct.” These Guidelines are available on the Internet at http://investor.gm.com. The Board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman and CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors must recuse themselves from any discussion or decision affecting their business or personal interests.

Director Orientation and Continuing Education

      The Board and management, on the recommendation of the Directors and Corporate Governance Committee, are responsible for providing an orientation for new directors and for periodically advising all directors on subjects that would assist them in discharging their duties. Each new director goes through a comprehensive orientation process to become familiar with GM’s vision, strategic direction, core values including ethics, financial matters, corporate governance practices, and other key policies and practices through a review of background material and meetings with senior management. In addition, directors have the opportunity to visit GM’s facilities. All directors are encouraged to attend, at GM’s expense, director continuing education programs sponsored by educational and other institutions.

Access to Outside Advisors

      At its request, the Board as well as each Committee can retain the services of outside advisors at the Corporation’s expense.

Committees of the Board of Directors

      In addition to being members of the Board, non-employee directors serve on one or more of its five standing Committees: Audit, Directors and Corporate Governance, Executive Compensation, Investment Funds, and Public Policy. Each Committee of the Board has adopted a written charter in compliance with the requirements of the NYSE rules. See “Communicating with GM” on page 4 for information about obtaining each charter. Directors spend a considerable amount of time preparing for Board and Committee meetings and, from time to time, are called upon for their counsel between meetings. The table below indicates the membership of each Committee:

Name	Audit	Directors and Corporate Governance	Executive Compensation	Investment Funds	Public Policy
Percy N. Barnevik		X			Chair

Erskine B. Bowles		X			X

John H. Bryan		X	Chair

Armando M. Codina			X	X

George M.C. Fisher*		Chair	X

Karen Katen		X	X

Kent Kresa	X			Chair

Ellen J. Kullman	X			X

Philip A. Laskawy	Chair			X

Eckhard Pfeiffer	X			X

G. Richard Wagoner, Jr.

Jerome B. York				X	X

*Presiding Director

      The Audit Committee met 12 times in 2005 and is composed entirely of independent directors. The function of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others; the Corporation’s system of internal controls; the Corporation’s compliance procedures for the employee code of ethics and standards of business conduct; and the Corporation’s audit, accounting, and financial reporting processes. All members are financially literate, as the Corporation’s Board has interpreted such qualification in its business judgment. Philip A. Laskawy satisfies the standard for “audit committee financial expert” as defined by the SEC and has accounting or related financial management expertise as required by the NYSE. Currently, Mr. Laskawy serves on the audit committees of four public companies. The Board has determined, in light of Mr. Laskawy’s depth of knowledge and experience and time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee. In fact, the Board believes this experience on a number of audit committees enhances his contribution to GM’s Audit Committee.

      The Directors and Corporate Governance Committee met four times in 2005 and is composed entirely of independent directors. The Committee researches and recommends candidates for membership on the Board and conducts continuing studies of the size, composition, and compensation of the Board. The Committee is also responsible for reviewing and proposing revisions to the Board’s Corporate Governance Guidelines; recommending memberships, rotation, and chairs for all Committees of the Board; and setting the agendas for the executive sessions of the Board of Directors.

      The Executive Compensation Committee met eight times in 2005. The Committee is composed entirely of independent directors and ensures that the Corporation’s compensation policies and practices support the successful recruitment, development, and retention of executive talent. The Committee reviews and approves corporate goals and objectives related to compensation for the CEO and senior executives, including the senior leadership group of the Corporation. It also approves benefit and incentive compensation plans of the

Corporation and its major subsidiaries that affect employees subject to its review. The members of the Committee are not eligible to participate in any of the compensation plans or programs it administers.

      The Investment Funds Committee met four times in 2005 and is composed entirely of independent directors. The Committee is responsible for assisting the Board with its general oversight responsibility for the investment funds of the Corporation and its subsidiaries, and serves as the named fiduciary of certain benefit plans of GM and a number of its subsidiaries covered by the Employee Retirement Income Security Act of 1974 (“ERISA”).

      The Public Policy Committee met four times in 2005 and is composed entirely of independent directors. The Committee fosters GM’s commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society. Topics reviewed by this Committee include GM’s strategies and plans in the areas of advanced technology, fuel economy, environmental and energy performance, research and development, automotive safety, diversity, health care, education, communications, employee health and safety, trade, and philanthropic activities. The Committee provides public policy guidance to management to support GM’s progress in growing the business globally within the framework of GM’s core values to ensure that GM is strongly positioned to compete today and into the future.

Director Compensation

      Only non-employee directors receive payment for serving on the Board. Since Mr. Wagoner is an employee of the Corporation, he is not compensated as a director. Non-employee directors are not eligible to participate in the executive incentive program, GM S-SPP, or any of the retirement programs for General Motors employees. Other than as described in this section, there are no separate benefit plans for directors. Compensation paid to non-employee directors in 2005 was as follows:

2005 Non-Employee Director Compensation Table

Director	Annual Retainer	Audit Committee Retainer	Chair Retainer	Other Compensation	Total Compensation
	$ (a)	$	$	$ (b)	$
Percy N. Barnevik (c)	200,000		10,000	23,488	233,488
Erskine B. Bowles (d)	116,667			9,077	125,744
John H. Bryan	200,000		10,000	17,513	227,513
Armando M. Codina	200,000			19,694	219,694
George M.C. Fisher	200,000		10,000	14,904	224,904
Karen Katen	200,000			19,766	219,766
Kent Kresa	200,000	20,000		15,529	235,529
Ellen J. Kullman (e)	200,000	11,667		19,766	231,433
Philip A. Laskawy	200,000	20,000	10,000	17,223	247,223
E. Stanley O’Neal (f)	200,000		10,000	19,766	229,766
Eckhard Pfeiffer	200,000	20,000		23,488	243,488

(a) Under the General Motors Corporation Compensation Plan for Non-Employee Directors (the “Compensation Plan for Non-Employee Directors”), non-employee directors were required to defer $140,000 of the annual retainer noted above in restricted units denominated in shares of Common Stock. In addition, under this plan directors could also elect to defer all or a portion of the remaining compensation in cash or restricted units denominated in shares of Common Stock.

(b) “Other Compensation” includes imputed income and reimbursement of associated taxes for the use of company vehicles, as well as personal accident and liability insurance elected by non-employee directors.

(c) Since Mr. Barnevik is headquartered outside the U.S., non-cash items in “Other Compensation” may not be comparable.

(d) Mr. Bowles was elected to the Board on June 7, 2005.

(e) Ms. Kullman joined the Audit Committee effective June 7, 2005.

(f) Mr. O’Neal resigned from the Board effective February 6, 2006.

      Under the Compensation Plan for Non-Employee Directors, RSUs are credited with dividend equivalents in the form of additional stock units. Amounts deferred under this plan are not available until after the director retires from the Board or otherwise terminates service. After the director leaves the Board, payment under this plan is made in cash based on the number of stock units valued at the average quarterly mean market price prior to payment.

      Directors are reimbursed for travel expenses incurred in connection with their duties as directors. Directors, like all active GM employees in the U.S., are eligible to participate in a matching contributions program to accredited four-year colleges, universities, and community colleges, and all eligible contributions are matched on a dollar-for-dollar basis up to $5,000 annually.

      To support GM’s on-going turnaround plan to reduce costs and business risks and to further enhance financial flexibility, the Board of Directors voluntarily reduced its annual $200,000 retainer by 50 percent effective March 1, 2006. This reduction eliminates the $60,000 cash portion of director compensation and $40,000 of the mandatory deferred stock portion.

Director Stock Ownership Guidelines and Holding Requirement

      The Board has established a stock ownership guideline for non-employee directors to enhance the link between director and stockholder interests. Each non-employee director is required to own stock and/or deferred RSUs equal in value to five times the annual retainer within five years of joining the Board or the establishment of this ownership requirement in 2004. Non-employee directors are prohibited during their term of service from selling any shares of Common Stock, except shares acquired by the exercise of stock options granted prior to 2003, when options were eliminated from director compensation.

Item No. 1
Nomination and Election of Directors

      The Proxy Committee will vote your shares for all 12 nominees described in the following section, unless you withhold authority to vote for one or more such nominees. Each director will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death. If any nominees for director become unavailable to serve before the annual meeting, which is not anticipated, the Board may decrease the number of directors to be elected or designate substitute nominees, who would receive the votes of the Proxy Committee.

      E. Stanley O’Neal, Chairman and Chief Executive Officer, Merrill Lynch & Co., Inc., (“Merrill Lynch”) resigned from the Board effective February 6, 2006, and is not standing for reelection. He joined the Board in 2001 and served on the Investment Funds (Chair) and Public Policy Committees.

      Of the director nominees in the following section, Jerome B. York was elected a director of General Motors Corporation effective February 7, 2006. He was recommended by the Tracinda Corporation, a security holder.

Information about Nominees for Director

      The following information about each nominee’s business background has been furnished to the Corporation by the nominees for director.

Percy N. Barnevik                 Age 65              Joined GM Board 1996

Retired Chairman, AstraZeneca PLC, United Kingdom, since 2005; held office of Chairman (1999-2004); Honorary Chairman, Sandvik AB, Sweden, since 2002; held office of Chairman (1983-2002); Chairman, Investor AB, Sweden (1997-2002); Chairman, ABB Ltd., Switzerland (1997-2001)

COMMITTEES — Public Policy (Chair), Directors and Corporate Governance

AFFILIATIONS — Member of The Business Council, the International Investment Council advising the South African government, the International Advisory Council of the Federation of Korean Industries, the Advisory Council of Centre for European Reform-UK, Advisory Councils at the Wharton School of Business Administration and at Humboldt University in Berlin, and the Academies of Engineering Sciences in Sweden and Finland; Foreign Honorary Member of the American Academy of Arts & Sciences; Honorary Member of the Royal Academy of Engineering, UK

Erskine B. Bowles                 Age 60              Joined GM Board 2005

President, The University of North Carolina, since January 2006; Chairman, Erskine Bowles & Co., LLC (2003-2005); Deputy Special Envoy for the Tsunami Recovery, United Nations (2005); Senior Advisor, Carousel Capital, a private investment firm, since 2002; Managing Director, Carousel Capital, and General Partner, Forstmann Little & Co. (1999-2001)

COMMITTEES — Directors and Corporate Governance, Public Policy

DIRECTORSHIPS — Cousins Properties Incorporated, Morgan Stanley, North Carolina Mutual Life Insurance Company

AFFILIATIONS — Member of the Boards of Chancellors of Columbia University Graduate School of Business and Juvenile Diabetes Research Foundation International

John H. Bryan                        Age 69              Joined GM Board 1993

Retired Chairman and Chief Executive Officer, Sara Lee Corporation, Chicago, Illinois, since 2001; held office of Chairman (1976-2001) and Chief Executive Officer (1975-2000)

COMMITTEES — Executive Compensation (Chair), Directors and Corporate Governance

DIRECTORSHIPS — BP p.l.c., The Goldman Sachs Group, Inc.

AFFILIATIONS —Member of The Business Council and the National Trust Council of the National Trust for Historic Preservation; Trustee of the University of Chicago; Life Trustee of Rush-Presbyterian-St. Luke’s Medical Center; Chairman of the Board of Trustees of The Art Institute of Chicago; Chairman of the Board of Millennium Park, Inc.

Armando M. Codina            Age 59              Joined GM Board 2002

Chairman and Chief Executive Officer, Codina Group, Inc., a full-service commercial real estate firm based in Coral Gables, Florida, since 1979

COMMITTEES — Executive Compensation, Investment Funds

DIRECTORSHIPS — AMR Corporation, BellSouth Corporation, Merrill Lynch & Co., Inc.

AFFILIATIONS — Chairman Emeritus of the Board of Trustees of Florida International University

George M.C. Fisher             Age 65              Joined GM Board 1996

Retired Chairman and Chief Executive Officer, Eastman Kodak Company, Rochester, New York, since 2001

COMMITTEES — Directors and Corporate Governance (Chair), Executive Compensation

DIRECTORSHIPS — Chairman, PanAmSat Corporation; Eli Lilly and Company

AFFILIATIONS — Member of the International Academy of Astronautics, the National Academy of Engineering, and the American Academy of Arts & Sciences; Senior Advisor for Kohlberg Kravis Roberts & Co.

Karen Katen                          Age 56              Joined GM Board 1997

Vice Chairman, Pfizer Inc, New York, New York, and President, Pfizer Human Health, since 2005; held offices of President, Pfizer Global Pharmaceuticals and Executive Vice President, Pfizer Inc (2001-2005), Corporate Senior Vice President (1999-2001), Executive Vice President, Pfizer Pharmaceuticals Group (1995-2001), and President, Pfizer U.S. Pharmaceuticals Group (1995-2002)

COMMITTEES — Directors and Corporate Governance, Executive Compensation

DIRECTORSHIPS — Harris Corporation

AFFILIATIONS — Member of the Boards of Directors of Catalyst, the Pharmaceutical Research and Manufacturers of America (PhRMA), and the National Alliance for Hispanic Health, the RAND Corporation’s Health Board of Advisors, the National Board of Trustees for the American Cancer Society Foundation, the Healthcare Leadership Council, and the Economic Club of New York’s Board of Trustees; Trustee for the University of Chicago and Council Member of the Graduate School of Business; Chairman, U.S.-Japan Business Council

Kent Kresa                             Age 68              Joined GM Board 2003

Chairman Emeritus, Northrop Grumman Corporation, Los Angeles, California, since 2003; held offices of Chairman and Chief Executive Officer (1990-2003) and President (1987-2001)

COMMITTEES — Investment Funds (Chair), Audit

DIRECTORSHIPS — Chairman, Avery Dennison Corporation; Fluor Corporation; MannKind Corporation

AFFILIATIONS — Chairman of the Board of Trustees of California Institute of Technology; Member of the Boards of Directors of the W.M. Keck Foundation, The Broad Foundation, and Performing Arts Center of Los Angeles County, the Board of Overseers of the Keck School of Medicine of the University of Southern California, the Board of Visitors of the UCLA Anderson School of Management, the Advisory Board of the Massachusetts Institute of Technology Lincoln Laboratory, and the Board of Trustees of the Haynes Foundation

Ellen J. Kullman                    Age 50              Joined GM Board 2004

Group Vice President, Safety & Protection, E.I. du Pont de Nemours and Company, Wilmington, Delaware, since 2002; held offices of Group Vice President and General Manager (2000-2002)

COMMITTEES — Audit, Investment Funds

AFFILIATIONS — Member of the Board of Overseers at Tufts University School of Engineering, the Board of Directors of the National Safety Council, and The Committee of 200

Philip A. Laskawy                 Age 65              Joined GM Board 2003

Retired Chairman and Chief Executive Officer, Ernst & Young, New York, New York, since 2001; held offices of Chairman and Chief Executive Officer (1994-2001)

COMMITTEES — Audit (Chair), Investment Funds

DIRECTORSHIPS — Henry Schein, Inc., Loews Corporation, The Progressive Corporation

AFFILIATIONS — Trustee of the International Accounting Standards Committee Foundation

Eckhard Pfeiffer                    Age 64              Joined GM Board 1996

Retired President and Chief Executive Officer, Compaq Computer Corporation, Houston, Texas, since 1999

COMMITTEES — Audit, Investment Funds

AFFILIATIONS — Member of the Advisory Board of Deutsche Bank and the Executive Advisory Board of Hitachi Data Systems Corporation

G. Richard Wagoner, Jr.       Age 53              Joined GM Board 1998

Chairman and Chief Executive Officer, General Motors Corporation, since 2003; held offices of President and Chief Executive Officer (2000-2003); joined General Motors Corporation in 1977

DIRECTORSHIPS — General Motors Acceptance Corporation, subsidiary of GM

AFFILIATIONS — Member of The Business Council and The Business Roundtable, the Board of Directors of Catalyst, and the Boards of Trustees of Duke University and Detroit Country Day School; Chairman, the Detroit Renaissance Executive Committee

Jerome B. York                      Age  67              Joined GM Board 2006

Chief Executive Officer, Harwinton Capital Corporation, a private investment company he controls, since 2000; Consultant to Tracinda Corporation since 2005; Chairman, President, and Chief Executive Officer, Micro Warehouse, Inc. (2000-2003) — Micro Warehouse, Inc. filed a voluntary petition for relief under Chapter 11 of the bankruptcy code in September 2003

COMMITTEES — Investment Funds, Public Policy

DIRECTORSHIPS — Apple Computer, Inc., Tyco International Ltd.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHERS

      The following tables provide the beneficial ownership as of March 31, 2006, of Common Stock for each director, each of the executive officers named in the Summary Compensation Table on pages 20-21 (the “Named Executive Officers”), and all directors and executive officers as a group. The shares listed below do not include Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as director or trustee. Each of the individuals listed below, and all the directors and executive officers as a group, own less than 1 percent of the outstanding shares of Common Stock. This information has been furnished to the Corporation by the persons named.

Directors

	Shares Beneficially Owned	Deferred Stock Units (a)	Stock Options (b)
P. N. Barnevik	9,628	21,174	3,000
E. B. Bowles	1,000	3,959	0
J. H. Bryan	6,603	29,501	11,738
A. M. Codina	2,000	20,783	3,000
G. M.C. Fisher	4,752	23,019	8,908
K. Katen	6,000	27,852	8,141
K. Kresa	8,200	14,196	0
E. J. Kullman	1,000	5,677	0
P. A. Laskawy	2,000	12,688	0
E. Pfeiffer	4,512	27,339	10,436
J. B. York (c)	0	0	0

(a) Represents RSUs for deferred retainer amounts under the Compensation Plan for Non-Employee Directors. For more information about the Compensation Plan for Non-Employee Directors, please refer to the section entitled “Director Compensation” on page 8 of this proxy statement.

(b) Represents number of shares that may be acquired through the exercise of stock options within 60 days of March 31, 2006. Directors no longer receive stock options; the last grant was in 2002.

(c) Mr. York joined the Board on February 7, 2006. Mr. York, a consultant to Tracinda Corporation, has informed the Corporation that he disclaims beneficial ownership of the Common Stock owned by Tracinda Corporation and its affiliates. Tracinda Corporation’s stockholdings are described in the table on page 14, “Certain Beneficial Owners.”

Named Executive Officers and
All Directors and Executive Officers as a Group

	Shares Beneficially Owned (a)	Deferred Stock Units (b)	Stock Options (c)
G. L. Cowger	50,819	3,454	335,323
J. M. Devine	66,711	233,683	1,360,001
T. A. Gottschalk	67,671	53,015	636,306
R. A. Lutz	27,685	201,404	760,001
G. R. Wagoner, Jr.	194,762	159,873	2,610,961
All Directors & Executive Officers as a Group (30 persons, including the foregoing)	661,659	1,024,678	8,150,709

(a) Includes shares credited under the GM S-SPP. The GM S-SPP is generally available to all salaried employees in the U.S. and provides that participants may contribute up to 50 percent of eligible salary, subject to maximum limits established by the U.S. Internal Revenue Code, as amended (the “IRC”). The Corporation has in the past provided a “matching” contribution up to a certain percent of the employees’ pay. As announced in February 2006, this matching contribution has been suspended. This column excludes shares that are beneficially owned but are reflected under the “Deferred Stock Units” and “Stock Options” columns.

(b) Includes shares under the General Motors Benefit Equalization Plan-Savings (“GM BEP-S”). The GM BEP-S is a non-qualified “excess benefits” plan that is exempt from ERISA and IRC limitations and provides executives with the full GM matching contribution without regard to IRC limitations. Amounts credited under the plan are maintained in share units of Common Stock. Distributions following termination of employment will be paid in cash. Deferred units also include undelivered incentive awards and other awards that will vest upon the occurrence of certain events and that are subject to forfeiture under certain circumstances.

(c) Number of shares that may be acquired through the exercise of stock options within 60 days from March 31, 2006. Additional information regarding stock options is provided on page 23.

Certain Beneficial Owners

      The following table gives information about each entity known to GM to be the beneficial owner of more than 5 percent of Common Stock as of March 31, 2006, based on information filed with the SEC.

Name and Address	Number of Shares	Percent of Common Stock
Brandes Investment Partners, L.P. (a) 11988 El Camino Real, Suite 500 San Diego, CA 92130	59,813,358 (b)	10.6%
Capital Research and Management Company (c) 333 South Hope Street Los Angeles, CA 90071	81,119,670 (d)	14.3%
Morgan Stanley (e) 1585 Broadway New York, NY 10036	29,661,844 (f)	5.1%
Southeastern Asset Management, Inc. (g) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	40,084,300 (h)	7.1%
State Street Bank and Trust Company (i) 225 Franklin Street Boston, MA 02110	93,371,689 (j)	16.5%
Tracinda Corporation 250 Rodeo, Inc. Kirk Kerkorian 150 South Rodeo Drive, Suite 250 Beverly Hills, CA 90212	56,000,000 (k)	9.9%

(a) As investment advisor. The general partner and control persons of Brandes Investment Partners, L.P. disclaim any direct ownership of the shares reported in the table, except in each case for an amount that is substantially less than 1 percent of the reported shares.

(b) Brandes Investment Partners, L.P. reports shared voting power over 52,055,669 shares and shared dispositive power of 59,813,358 shares.

(c) Sole dispositive power as investment advisor.

(d) Includes 2,356,270 shares issuable upon the assumed conversion of the 5.25 percent Series B Convertible Senior Debentures due March 6, 2032. Capital Research and Management Company reports sole voting power over 20,298,100 shares and sole dispositive power over 81,119,670 shares.

(e) As parent company of, and indirect beneficial owner of securities held by, one of its business units.

(f) Morgan Stanley reports sole voting and dispositive power over 29,640,088 shares and shared voting and dispositive power over 18,921 shares.

(g) As investment advisor. The chairman and chief executive officer of Southeastern Asset Management, Inc. disclaims any control or beneficial ownership of the shares reported in the table.

(h) Southeastern Asset Management reports sole voting power over 21,187,600 shares, sole dispositive power over 25,823,300 shares, and shared voting and dispositive power over 14,240,000 shares.

(i) Acting in various fiduciary capacities for various employee benefit plans.

(j) State Street Bank reports sole voting power over 19,107,296 shares, shared voting power over 74,264,393 shares, and shared dispositive power over 93,371,689 shares.

(k) Tracinda Corporation reports sole voting and dispositive power over 48,386,300 shares, and shared voting and dispositive power over 7,613,700 shares. 250 Rodeo, Inc. reports sole voting and dispositive power over 7,613,700 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      E. Stanley O’Neal, who resigned from the Board effective February 6, 2006, is the Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc., which together with various subsidiaries (collectively, “Merrill Lynch”) provided services including underwriting and investment banking services to GM in 2005. The Board of Directors considered the relevant facts and circumstances regarding the relationship between GM and Merrill Lynch and concluded that based on GM’s long-standing practice of maintaining relationships with several major investment banks, the amount of fees paid in 2005 and in recent years by GM to Merrill Lynch in proportion to the revenues and expenses of each company during those periods, and Mr. O’Neal’s recusal from GM business with Merrill Lynch, there was no material relationship between Mr. O’Neal and GM. He therefore qualified as independent under the requirements of the NYSE in the judgment of the Board. The amount of fees paid by GM to Merrill Lynch in 2005 and in prior years was substantially less than 2 percent of either company’s expenses or revenues.

      Mr. O’Neal’s brother, Michael O’Neal, is employed by General Motors. In addition, Douglas L. Henderson, brother of Vice Chairman and Chief Financial Officer Frederick A. Henderson, Juli A. Stephens, sister-in-law of Group Vice President Thomas G. Stephens, and George T. Stephens, Mr. Stephens’ brother, are employed by General Motors. Each of these GM employees related to a director or executive officer makes less than $150,000 per year and receives salary and benefits comparable to those provided to other GM employees in similar positions.

      Armando M. Codina’s daughters owned a limited partnership that held a minority interest in Hispanic Publishing Associates, LLC, the publisher of Hispanic Magazine. GM has advertised in that publication for several years (beginning before Mr. Codina joined the Board), and in 2005 purchased approximately $562,000 in advertising, $238,000 during the first six months. As a result of the June 2005 sale of that interest, as well as GM’s long-term relationship with Hispanic Magazine and the independence of the family members involved, the Board of Directors has determined that this relationship is immaterial and that Mr. Codina qualifies as independent under the NYSE rules.

      Executive officers of General Motors have from time to time received mortgage loans from GMAC or its subsidiaries, or acted as co-signers for loans made to family members. Those loans were made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other employees, retirees, and dealers of General Motors, which are substantially the same as those offered to unaffiliated customers.

      The Corporation’s policy on loans to directors and executive officers of the Corporation complies with Sarbanes-Oxley, which generally prohibits public companies from making personal loans to their directors and executive officers. However, this policy permits GMAC to extend mortgage and auto loans to GM directors and executive officers on terms that are acceptable under Sarbanes-Oxley.

Compensation Committee Interlocks and Insider Participation

      No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal year 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Federal securities laws require that directors and certain officers of the Corporation and stockholders who own more than 10 percent of the Common Stock report to the SEC and the Corporation certain changes in ownership and ownership information within specified periods. Based upon information furnished by these stockholders, the Corporation believes that all required filings for 2005 were made in a timely manner, with one exception. In February 2005 Walter G. Borst, Treasurer, received a predetermined distribution of Common Stock from his deferred compensation account, and inadvertently reported the related sale of shares for the payment of taxes on that distribution on his Statement of Change in Beneficial Ownership of Securities (Form 4) after the due date.

      The following Executive Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed thereunder.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

      The Executive Compensation Committee is responsible for overseeing the development and administration of the compensation and benefit programs for GM’s executives, including the Named Executive Officers. To assist in this process, the Committee engages an independent executive compensation consulting firm, Mercer Human Resource Consulting, and independent outside counsel, Davis, Polk & Wardwell, who are directly accountable to the Committee. Since 1989 the Committee has been composed entirely of independent directors. In 2005 the Committee was composed of John H. Bryan, Chair; Armando M. Codina; George M.C. Fisher; and Karen Katen.

      As in prior years, during 2005 the Board of Directors met in executive session, without management present, to review the Corporation’s performance and the performance of the CEO and other senior leaders, including the Named Executive Officers. The Committee advised the Board with respect to all compensation determinations for these executives. Further, the Committee briefs the Board on key compensation matters following each Committee meeting.

      During the year the Committee reviewed its charter and conducted an annual self-evaluation process to ensure that the requirements for good corporate governance practices regarding compensation promulgated under Sarbanes-Oxley and the NYSE rules are fully carried out in the Committee’s actions and deliberations.

      Compensation Philosophy — During 2005, the Committee carefully reviewed GM’s compensation philosophy and practices, particularly in light of reduced incentive opportunities since 2004. Although challenging business conditions have resulted in lowered incentive opportunities and no payouts related to 2005 performance, the Committee reaffirmed its conviction that the executive compensation structure is appropriate and that executive compensation programs for General Motors and its major subsidiaries should continue to be based on the principle that the interests of employees should be closely aligned with those of GM’s stockholders. Incentive plan goals are structured to look at business performance as well as stock market returns and performance in relation to peers. Under this philosophy:

• A significant portion of each executive’s total compensation is linked to accomplishing specific, measurable results intended to create value for stockholders in both the short- and long-term.

• Compensation plans are developed to motivate executives to improve the overall performance and profitability of the Corporation, and the specific region/unit to which they are assigned. Executives will be rewarded only when and if the business goals previously established by management and the Committee have been achieved.

• Each executive’s individual performance and contribution will be reflected through differentiated salary adjustments and the amount of incentive awards paid, if any.

• Long-term incentive awards are denominated in Common Stock to further reinforce the link between executives’ and stockholders’ interests. Long-term incentive awards may be paid in shares of Common Stock or cash, or both.

• The compensation structure is established to provide total compensation in the third quartile for superior performance. As a result, in years of strong performance, executives can earn highly competitive levels of compensation as compared to executives at comparator companies. General Motors will thus be able to attract, retain, and motivate the leadership talent it needs to maintain and grow its businesses successfully. Conversely, in years where performance falls below targeted levels, executives will receive compensation that is lower than competitive benchmarks.

      Stock Ownership Guidelines — The Corporation has established stock ownership guidelines for the Named Executive Officers, corporate officers, and all other senior executives. The guidelines require executives to own significant amounts of Common Stock so that their financial interests are directly aligned with those of GM stockholders. GM supports the attainment of the ownership guidelines through the design of many of its compensation and benefit plans which either deliver any payouts or gains in shares of Common Stock or provide a vehicle for the accumulation or purchase of Common Stock. Executives are provided an appropriate amount of time to meet the guidelines following appointment. In addition, the Corporation exercises some discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Common Stock, the lack of compensation plan payouts, or modifications to benefit plans (for example, elimination of the GM match in its stock savings plans). Ownership guidelines are reviewed each year to ensure they continue to be effective in aligning executives’ and stockholders’ interests. The most recent modification to the guidelines was an increase in 2004 of the required ownership level from five to seven times base salary for Mr. Wagoner.

Position	Minimum Aggregate Value Equivalent
Chairman and CEO	7 times base salary
Vice Chairmen	5 times base salary
Executive Vice Presidents	4 times base salary
Group Vice Presidents	3 times base salary
Vice Presidents and Senior Leaders	2 times base salary

      Compensation Deductibility Policy — In 2002 GM stockholders approved an incentive compensation program effective until May 31, 2007, which includes provisions allowing the Corporation to comply with regulations under Section 162(m) of the IRC. As a result, the Corporation is able to take a tax deduction for performance-based compensation in excess of $1 million per taxable year paid to the CEO and each of the next four most highly compensated officers of the Corporation. The IRC does not permit companies to take a tax deduction for compensation paid in excess of $1 million unless it is performance based. While the Corporation makes every effort to ensure that it will be able to deduct the compensation it pays, if compliance with Section 162(m) conflicts with the Corporation’s compensation philosophy, or what is believed to be in the best interests of the Corporation and its stockholders, we may conclude that paying non-deductible compensation is appropriate in certain circumstances.

      Types of Compensation — In addition to retirement benefits, which are described in the tables following this report, there are three major components of an executive’s total compensation package:

• Base Salary

• Annual Incentives

• Long-Term Incentives

      In determining the proper amount for each compensation component, we review the compensation targets for similar positions at other large corporations with which GM competes for executive talent, as well as relative internal equity within our executive pay structure. Because the job market for these executives is not limited to the auto industry alone, a group consisting of 28 significant, global industrial/service corporations has been identified as our “comparator group.” Each year we carefully review the composition of the comparator group and review the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate compensation levels for our executives.

      Base Salary — When establishing base salaries for GM executives, consideration is given to compensation data for similar positions within our comparator group. In addition, other factors such as individual performance, potential for future advancement, specific job responsibilities, relative internal equity within our executive pay structure, and length of time in their current position will influence the final determination for individual executives.

      Annual Incentives — All executives, including executive officers, were eligible to participate in the annual incentive plan during the 2005 performance year. The 2005 plan was developed in accordance with the terms of the 2002 Annual Incentive Plan approved by stockholders.

      At the beginning of each performance period, the Committee establishes performance targets, and also sets a minimum performance level that must be achieved before any awards can be paid. If this minimum level of performance is not met, there will be no annual incentive payout. Stockholders approved a maximum award payable to any one individual as part of the 2002 Annual Incentive Plan. When we establish the performance and payout ranges, we assess the degree of performance necessary to achieve the objective by reviewing both past and projected performance levels, as well as external marketplace conditions such as the economic outlook, and projected automotive industry volumes. The size of final awards depends on the actual level of performance achieved in comparison with the pre-established corporate and region/unit objectives, as well as individual performance. Performance data may be adjusted to reflect the impact of unplanned or extraordinary events. Finally, a peer review is conducted to assess GM’s business performance relative to that of key competitors.

      As in previous years, management recommended that the Committee establish aggressive performance targets for 2005. We tied the payment of annual incentive awards to meeting specific levels of corporate net income and operating cash flow. In addition, a portion of the awards is based on achievement of the executives’ regional or unit metrics, which for executives serving the four automotive regions include market share, quality improvement, and warranty cost; and for executives serving the financial units (GMAC), return on economic capital, retail finance penetration, SmartAuction direct units sold, and fleet sales financing. For some executives, including the Named Executive Officers, an average of the final performance of these regional/unit metrics is used. Finally, with respect to all executives, a peer review is conducted to assess GM’s overall business performance relative to that of key competitors. At the end of 2005, we reviewed the Corporation’s overall operating performance and determined that financial results for net income and operating cash flow were below threshold performance requirements. In addition, for geographic regions/operating units, we reviewed performance against pre-established targets for those regions/units. While performance varied significantly from zero in some regions to above target in others, no annual incentive awards were paid to the executive team in consideration of the Corporation’s financial results in 2005.

      Long-Term Incentives — Stock Options — Stock options were granted in 2005 under the provisions of the 2002 Stock Incentive Plan. All executives are eligible to be considered for stock option grants. We believe that options appropriately emphasize the importance of improving stock price performance and increasing stockholder value over the long-term, and encourage executives to own Common Stock. These options are granted at 100 percent of the average price of the stock on the date of grant. In this way executives are rewarded only if the stock price increases, which benefits both stockholders and executives. The 2002 Stock Incentive Plan does not allow the re-pricing of options without stockholder approval.

      Options are granted based on competitive long-term incentive compensation practices, including practices at our comparator companies, appropriate annual “run-rates” (the number of options granted as a percent of total shares outstanding), and the number of option shares each executive has previously been granted. Stock options were granted in 2005 under the provisions of the 2002 Stock Incentive Plan; however, stock option grant levels were reduced for most executives and broad-based participation was eliminated in recognition of increasing Common Stock dilution levels and reduced share availability under this plan. Options granted for Named Executive Officers remained at prior year levels in recognition of current business conditions, our strategy to manage dilution, and options granted to named executive officers at our comparator companies. Beginning with 2003, all General Motors new stock option grants are expensed as a compensation cost over the vesting period.

      Other Long-Term Incentives — Stock Performance Program awards under the 2002 Long-Term Incentive Plan are normally granted only to our senior executives. These grants are made annually, and any payout is determined based on the Total Shareholder Return (“TSR”) performance ranking of Common Stock compared to that of other stocks in the S&P 500 Composite Stock Price Index (the “S&P 500 Index”) over a three-year period. Executives were granted target awards denominated in shares of Common Stock at the beginning of the 2005-2007 performance period. The final award to be delivered at the end of the performance period, if any, will depend on GM’s TSR ranking (based on market price appreciation plus the compounding effect of reinvested dividends) relative to other companies in the S&P 500 Index. If our ranking in the S&P 500 Index over the three-year period falls below the 25th percentile, no payout will be made. If the Corporation ranks within the top 10 percent of the companies in the S&P 500 Index, the maximum payout level would be achieved. Between threshold and maximum, payout percentages will be related to the ranking position. The final award values will also be affected by the Common Stock price at the end of the performance period. We believe the Long-Term Incentive Plan, in combination with stock options, provides a balanced approach with regard to equity compensation for our senior executives.

      For the 2003-2005 period, GM’s TSR results were below the threshold level established for payouts under the Long-Term Incentive Plan, and therefore, no awards were paid.

Awards to the Chief Executive Officer

      During the course of 2005, we reviewed all forms of Mr. Wagoner’s compensation and balances in equity, retirement, and non-qualified deferred compensation plans, including base salary, annual bonus targets, long-term incentive grants, stock option grants, potential stock option gains, and the value of perquisites and benefits received during the year. In addition, total payment obligations to Mr. Wagoner under our voluntary deferred compensation plan, the GM S-SPP, qualified and non-qualified pension plans, and the aggregate value of restricted stock units and dividend equivalents thereon, performance shares, and stock options held were also reviewed. Mr. Wagoner does not have a change-in-control agreement or any agreement entitling him to base salary, cash bonus, perquisites, or new equity grants following termination of employment. All equity grants and cash compensation amounts allocated to the plans described above were disclosed in prior proxy statements in the years in which such amounts were earned or awards granted.

      In determining Mr. Wagoner’s compensation for 2005 and new equity grants made in early 2006, we considered a number of important factors. GM experienced a large net loss for 2005 primarily due to losses at GM North America automotive operations, North America restructuring charges, Delphi benefit guarantees, and charges for asset impairments. We also noted that GM’s access to the capital markets was limited by the deterioration of its credit ratings.

      Recognizing that a large part of these losses resulted from GM’s significant legacy cost burden and the difficulty of adjusting structural costs in line with falling revenues, we noted Mr. Wagoner’s strong direction and steady leadership in systematically and aggressively implementing a plan to restore the Corporation and North American operations to profitability and positive cash flow. Under the plan, in October 2005 GM reached an historic agreement with the UAW that will, among other things, significantly reduce GM’s health care obligations for hourly employees, and in November 2005 announced a North American restructuring plan to substantially reduce excess capacity and manufacturing employment levels. In addition, investment in product development and engineering and related capital expenditures for product excellence were increased, and a revitalized, refocused sales and marketing strategy was implemented.

      Other significant events in 2005 included the successful launches of several key product lines, continued robust growth in the Chinese and other markets, and a strong cash position at year end. As a result of these considerations, we determined Mr. Wagoner’s compensation as follows:

      Base Salary — Mr. Wagoner did not receive a salary increase for 2005. His last salary increase was on January 1, 2003.

      Annual Incentives — Given the overall financial performance of the Corporation during 2005, no bonus award was paid to Mr. Wagoner.

      Stock Options — As part of a continuing compensation review process, the Committee considered the number and expected value of the options granted to Mr. Wagoner in comparison with option grants to CEOs of our comparator group and to other executives internally. After consideration of the number of options granted to Mr. Wagoner in prior years and in keeping with our strategy to reduce dilution levels, which has been in place since 2003, the Committee set his 2005 stock option grant at 400,000 shares of Common Stock, a number of shares which is the same as the 2004 grant. We believe that rather than increase Mr. Wagoner’s grant level in light of the decline in the intrinsic value of the shares, a grant at this level is more consistent with our current business conditions and strategy to manage dilution levels.

      Other Long-Term Incentives — Mr. Wagoner’s Long-Term Incentive Plan target award covering the three-year period 2005-2007 was set at 102,224 share units and is disclosed on page 24. Because the relative, cumulative TSR for the 2003-2005 performance period was below threshold as described above, no such award was paid to Mr. Wagoner.

      During 2005, the Committee met with the Board of Directors in executive session to review the Corporation’s performance and the performance of Mr. Wagoner and other members of senior management. The independent directors concurred with our decisions regarding compensation.

Subsequent Events

      On March 1, 2006, Mr. Wagoner and other senior executives voluntarily reduced their salaries by the following amounts: Mr. Wagoner, 50 percent; Mr. Devine and Mr. Lutz, 30 percent; and Mr. Gottschalk, 10 percent. These compensation actions were taken as a part of a significant cost reduction strategy in support of the turnaround plan for GM North America operations.

EXECUTIVE COMPENSATION COMMITTEE
John H. Bryan, Chair
Armando M. Codina                        George M.C. Fisher                         Karen Katen

Executive Compensation
Summary Compensation Table

      The table below shows the pre-tax compensation paid during the last three fiscal years to the Named Executive Officers.

			Annual Compensation			Long-Term Compensation
						Awards Payouts
Name and Principal Position	Year	Total Compen- sation(2)	Salary	Bonus	Other Annual Compen- sation(3)	Stock Options (4)	Stock Options	Long-Term Incentives (5) (6)	All Other Compen- sation(7)
		$	$	$	$	$	#Shares	$	$
G. R. Wagoner, Jr.	2005	5,479,305	2,200,000	0	345,082	2,884,000	400,000	0	50,223
Chairman of the Board	2004	10,065,855	2,200,000	2,460,000	186,797	5,140,000	400,000	0	79,058
& CEO	2003	12,835,303	2,200,000	2,860,000	95,309	4,290,000	500,000	3,313,000	76,994
J. M. Devine	2005	3,893,819	1,550,000	0	313,807	1,153,600	160,000	429,162	447,250
Vice Chairman and	2004	6,441,910	1,550,000	1,400,000	173,676	2,056,000	160,000	796,000	466,234
Chief Financial Officer(1)	2003	8,362,683	1,550,000	1,612,000	200,211	1,716,000	200,000	2,821,000	463,472
R. A. Lutz	2005	3,019,408	1,550,000	0	274,736	1,153,600	160,000	0	41,072
Vice Chairman, Global	2004	6,506,295	1,550,000	1,400,000	147,301	2,056,000	160,000	1,291,000	61,994
Product Development	2003	8,209,355	1,550,000	1,612,000	98,361	1,716,000	200,000	3,171,000	61,994
T. A. Gottschalk	2005	1,971,793	1,000,000	0	426,176	519,120	72,000	0	26,497
Executive Vice President,	2004	2,879,672	950,000	736,000	230,478	925,200	72,000	0	37,994
Law & Public Policy	2003	3,989,831	929,167	850,000	205,301	772,200	90,000	1,196,000	37,163
and General Counsel
G. L. Cowger — Group	2005	1,684,044	850,000	0	161,784	360,500	50,000	297,738	14,022
Vice President, Global	2004	2,194,110	850,000	659,000	17,303	642,500	50,000	0	25,307
Manufacturing and	2003	2,742,671	775,000	646,000	21,527	471,900	55,000	787,000	23,244
Labor Relations

(1) Mr. Devine was Chief Financial Officer through December 31, 2005.

(2) Total Compensation includes totals for columns appearing in this table only and includes both cash and non-cash values as described in footnotes (3) and (4) below.

(3) Amounts reported here include the cost to the Corporation of providing the following perquisites and personal benefits to the Named Executive Officers: personal use of company aircraft, security services and systems, financial counseling services, and the Senior Management Vehicle Program. For 2005, pursuant to current reporting requirements, only perquisites exceeding 25 percent of the total are detailed below and include the incremental costs for personal use of company aircraft for all Named Executive Officers except Mr. Cowger, and security services and systems for all Named Executive Officers except Mr. Lutz and Mr. Gottschalk. The total reported in the table above also includes the aggregate amount of payments made on the executives’ behalf by the Corporation during the year for the payment of taxes related to the Senior Management Vehicle Program and spousal accompaniment on business travel. Prior to 2005, detailed security costs are not available, although the systems and services which were provided were not materially different than those provided in 2005. In 2004 and 2003, Mr. Cowger’s total perquisites and benefits did not meet or exceed the $50,000 reporting threshold. For additional information, see Valuation of Perquisites and Benefits below.

		G. R. Wagoner, Jr.	J. M. Devine	R. A. Lutz	T. A. Gottschalk	G. L. Cowger
		$	$	$	$	$
2005	Aircraft Expense	95,856	152,962	188,005	295,261
	Security	198,520	100,621			97,728
	Tax Reimbursements	8,402	9,199	8,916	8,400	13,375
2004	Aircraft Expense	149,150	141,129	114,694	200,792
	Tax Reimbursements	12,547	11,417	14,758	10,863	17,303
2003	Aircraft Expense	66,777	173,669	67,388	176,200
	Tax Reimbursements	10,530	8,596	12,363	10,538	21,527

(4) Stock option amounts reflect fair market value at grant based on the Black-Scholes valuation described on page 23.

(5) Amounts reflect long-term performance-based incentive payouts, if any, under the General Motors 2002 Long-Term Incentive Plan and, for 2005, vested RSUs for Mr. Devine valued at $429,162 and for Mr. Cowger valued at $297,738.

(6) The number and value of aggregate unvested or unpaid incentive awards in the form of stock or stock units, representing RSUs or Performance Achievement Plan holdings of each of the Named Executive Officers to be earned over their careers as of December 31, 2005, were: Mr. Wagoner, 146,710 share units ($2,849,108); Mr. Devine, 170,200 share units ($3,305,284); Mr. Lutz, 75,000 share units ($1,456,500); Mr. Gottschalk, 40,000 share units ($776,800); and Mr. Cowger, 9,730 share units ($188,957). The value of the restricted stock and Performance Achievement Plan share units is based on the December 30, 2005, closing stock price of $19.42 for Common Stock. Dividend equivalents are paid at the same rate as paid on Common Stock ($.50 per share per quarter for 2005, and $.25 per share per quarter beginning in the first quarter of 2006).

(7) These amounts include contributions by the Corporation under various tax-qualified and non-qualified savings plans and the value of premiums paid by the Corporation with respect to life insurance for the benefit of the respective officers. Additional information regarding the savings plans will be found in footnote (a) on page 13. For 2005, the respective amounts are as follows: Mr. Wagoner, $36,297 savings plans and $13,926 life and accident insurance; Mr. Devine, $41,072 savings plans, $21,158 life insurance, and periodic pension replacement payments totaling $385,020, as compensation for foregone non-qualified pension benefits from a previous employer; Mr. Lutz, $41,072 savings plans; Mr. Gottschalk, $26,497 savings plans; and Mr. Cowger, $14,022 savings plans.

Valuation of Perquisites and Benefits

      The Corporation provides its Named Executive Officers with certain perquisites and employee benefits. Except as noted below, the employee benefit programs in which they participate, including medical and disability benefits, life insurance, retirement benefits, and annual contributions to qualified savings plans, are generally the same programs offered to substantially all of the Corporation’s executives and salaried employees. Perquisites and benefits available only to senior management in 2005 are summarized below. Benefits under the GM Supplemental Executive Retirement Plan (“SERP”) for the Named Executive Officers are discussed beginning on page 25.

      Corporation Aircraft — With the approval of the Chairman and CEO, the Corporation’s aircraft may be used by members of the GM Senior Leadership Group (the Corporation’s senior management team,

composed of GM’s executive officers and key operating leaders) for business purposes. A spouse may accompany the Senior Leadership Group member on the aircraft when the executive is traveling for business purposes and imputed income is assessed to the executive with taxes thereon generally paid by the Corporation. The Executive Compensation Committee annually reviews all corporate aircraft usage by the Named Executive Officers.

      As a result of the recommendations contained in an independent third-party security study, the Board of Directors established a plan that requires Messrs. Wagoner, Devine, Lutz, and Gottschalk to use Corporation aircraft for personal travel. Under IRS regulations, if pursuant to a recommendation by an independent third-party security study, the Company adopts a comprehensive security plan requiring, among other things, that certain executives use company aircraft for all travel, such personal use is valued, for personal income tax purposes, at two times the Standard Industry Fare Level (“SIFL”) rates, as published by the IRS. Prior to 2005, for compensation disclosure purposes, we valued these Named Executive Officers’ personal use of Corporation aircraft at this multiple of the SIFL rate. Beginning in 2005, we valued the personal use of the Corporation aircraft, for purposes of compensation disclosure, using an incremental cost method that takes into account:

• Variable cost per flight hour (by type of aircraft) developed by a nationally recognized and independent service, as well as other direct out-of-pocket expenses;

• Landing/parking/hangar storage expenses; and

• Any customs, foreign permit, and similar fees.

      Amounts shown in the preceding table for 2004 and 2003 have been updated from prior disclosures to reflect the new valuation methodology.

      Security Systems and Services — As part of the Corporation’s comprehensive security policy described above, security systems and services have been implemented for the Named Executive Officers, and vehicles and drivers are available for business-related activities and functions. The actual cost of these security systems and services is included for each of the Named Executive Officers in the appropriate column on pages 20 and 21.

      Senior Management Vehicle Program — The Corporation maintains a program that provides all senior executives, including the Named Executive Officers, with a vehicle of their choice. This program is not mandatory, and executives electing to participate are required to purchase or SmartLease at least one GM vehicle every two years. In addition, program participants are required to pay a monthly administration fee. Participants are charged with imputed income based on the value of the vehicle. Executives are reimbursed for taxes on this income, subject to a maximum vehicle value. Beyond this maximum amount, taxes assessed on imputed income are the responsibility of the executive. The incremental cost of the vehicle program is included in the total Other Annual Compensation amount reported for each of the Named Executive Officers on page 20.

      Other Benefits and Services — Under the Corporation’s life insurance arrangements with certain Named Executive Officers, the Corporation owns and funds a life insurance policy for the benefit of the participating executives. The executives receive only the stated face amount of their insurance coverage, however, the policy assets are used after specified times to support the premium costs of the executives’ continued coverage, and the Corporation receives a refund of its premiums from the proceeds of the policy upon the executives’ deaths. Imputed income for these insurance arrangements is included in the amounts described in footnote (7) on page 21.

      The Corporation provides a taxable allowance to senior executives for financial counseling services and estate planning services. This program does not include tax preparation services. Named Executive Officers receive an enhanced financial and estate planning service. Beginning in 2005, we are valuing this benefit based on the actual charge for the services up to the allowed maximum.

Option/SAR Grants in 2005

      The following table shows the stock options granted to the Named Executive Officers in 2005. The awards were a combination of non-qualified options and Incentive Stock Options (“ISOs”), up to the IRC maximum value of $100,000, and were granted on January 24, 2005. All options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options expire two days later.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price	Expiration Date	Grant Date Present Value(1)
	# Shares	%	$/Share		$
G. R. Wagoner, Jr.	400,000	4.98	36.37	1/24/2015	2,884,000
J. M. Devine	160,000	1.99	36.37	1/24/2015	1,153,600
R. A. Lutz	160,000	1.99	36.37	1/24/2015	1,153,600
T. A. Gottschalk	72,000	0.90	36.37	1/24/2015	519,120
G. L. Cowger	50,000	0.62	36.37	1/24/2015	360,500

(1) These values were determined based on the Black-Scholes option pricing model and are consistent with the expense recorded at the time of grant. The following assumptions were used in the calculation resulting in a Black-Scholes value of $7.21:

• Expected price volatility — 32.37 percent;
• Options will be exercised in the sixth year;
• An interest rate based on the yield of a government bond maturing five years from the date of grant (3.74 percent);
• Dividends at the rate in effect at the date of grant (5.50 percent); and
• No adjustments are made for non-transferability.

      Our use of the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the value of options. The ultimate value of the option, if any, will depend on the future market price of Common Stock and the optionee’s individual investment decisions, neither of which can be predicted with any degree of certainty.

Aggregated Option/SAR Exercises in 2005 and
Option/SAR Values at December 31, 2005

      The following table provides information concerning the options held by each of the Named Executive Officers at the end of 2005. The year-end value is based on the closing price of Common Stock on December 30, 2005, of $19.42.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options/SARs at December 31, 2005 Exercisable/ Unexercisable			Value of Unexercised In-the-Money Options/SARs at December 31, 2005 Exercisable/ Unexercisable
	# Shares	$	# Shares			$
G. R. Wagoner, Jr.	0	0	2,177,628	/	833,332	0
J. M. Devine	0	0	1,186,668	/	333,332	0
R. A. Lutz	0	0	586,668	/	333,332	0
T. A. Gottschalk	0	0	558,304	/	150,000	0
G. L. Cowger	0	0	283,656	/	101,665	0

Long-Term Incentive Awards

      The following table shows target long-term incentive award opportunities granted to the Named Executive Officers in 2005. Each award opportunity covers the 2005-2007 performance period and was granted under the General Motors 2002 Long-Term Incentive Plan. If the minimum or threshold performance level is met or exceeded, the percentage of the target award that will eventually be paid to participants will depend on our TSR ranking relative to other companies in the S&P 500 Index over the three-year period, as well as the Common Stock price at the end of the period. Upon determination of the number of units earned at the end of the performance period, final awards will be paid in cash with the value of each earned unit equal to the fair market value per share of Common Stock on the date of delivery. If the minimum performance level is not met, no awards will be paid.

		Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	# Shares, Units, or Other Rights	Performance Period	Threshold	Target	Maximum
			Units	Units	Units
G. R. Wagoner, Jr.	102,224	2005-2007	51,112	102,224	204,448
J. M. Devine	51,112	2005-2007	25,556	51,112	102,224
R. A. Lutz	51,112	2005-2007	25,556	51,112	102,224
T. A. Gottschalk	25,556	2005-2007	12,778	25,556	51,112
G. L. Cowger	25,556	2005-2007	12,778	25,556	51,112

Performance Presentation

      The following graph compares the five-year cumulative return to stockholders for General Motors Common Stock against the S&P 500 Index and comparator data. Each line represents an assumed initial investment of $100 on December 31, 2000, and reinvestment of dividends over the period. In developing the comparator data, a comparison is made with Ford Motor Company and DaimlerChrysler AG.

Comparison of Five-Year Cumulative Return
General Motors Common Stock, S&P 500 Index, Ford, and DaimlerChrysler

Retirement Programs Applicable to Executive Officers

      General Motors executives in the United States may receive benefits in retirement from both a tax-qualified plan that is subject to the requirements of ERISA and from a non-qualified plan that provides supplemental benefits under one of two formulas described below. Together, these plans are referred to here as the “GM Salaried Program.” Retired executives’ tax-qualified benefits are pre-funded and paid out of the assets of the General Motors Retirement Program for Salaried Employees; however, non-qualified benefits are not pre-funded and are paid out of the Corporation’s general assets.

      Two formulas are used to calculate the total of both the tax-qualified and non-qualified retirement benefits available to eligible U.S. executives, both of which require a minimum of ten years of eligible service (however, in the case of Mr. Devine and Mr. Lutz, the Executive Compensation Committee has permitted them to be eligible for the SERP after a minimum of five years of eligible service). One formula, the Regular SERP Formula, offers benefits that are calculated based upon the average of the highest five years of base salary during the ten years preceding retirement, and also takes into account the executive’s eligible contributory or non-contributory service at GM. These benefits are subject to an offset of a portion of the maximum Social Security benefit available to an individual in the year of retirement, regardless of actual receipt. The Board of Directors has delegated to the Executive Compensation Committee discretionary authority to grant additional eligible years of credited service to selected key executives under such terms and conditions as the Executive Compensation Committee determines for purposes of computing the regular and alternative forms of SERP for such executives.

      The Alternative SERP Formula determines benefits based upon average annual total direct compensation, calculated as the sum of (i) the average of the highest five years of base salary during the ten years preceding retirement, plus (ii) the average of the highest five years of bonus received in the ten years preceding retirement — each average calculated independently. The Alternative SERP Formula also takes into account the executive’s eligible contributory (or non-contributory) service subject to a maximum of 35 years and provides for an offset of 100 percent of the maximum Social Security benefit available to an individual in the year of retirement, regardless of actual receipt. Only those executives who satisfy certain criteria, including not working for a competitor or otherwise acting in any manner that is not in the best interests of the Corporation, are eligible to receive benefits calculated under the Alternative SERP Formula in lieu of benefits calculated under the Regular SERP Formula. If the executive is eligible for the alternative formula, total tax-qualified and non-qualified retirement benefits payable under both SERP formulas are compared, and the executive receives whichever retirement benefit is greater. Both the regular and alternative forms of the SERP benefit are provided under a program that is non-qualified for tax purposes and not pre-funded. Non-qualified benefits under either the regular or alternative formulas can be reduced or eliminated for both retirees and active employees by the Executive Compensation Committee and/or the Board of Directors.

      Pension Plan Table I on page 26 shows the estimated total of both the tax-qualified and non-qualified retirement benefits, as calculated under the Regular SERP Formula (based upon an Average Annual Base Salary as of December 31, 2005), that would be paid in monthly installments as a single life annuity to GM executives retiring as early as age 62 in 2005.

      Pension Plan Table II shows the estimated total of both the tax-qualified and non-qualified retirement benefits as calculated under the Alternative SERP Formula (based upon Average Annual Total Direct Compensation as of December 31, 2005) that would be paid in monthly installments as a single life annuity to GM executives retiring as early as age 62 in 2005.

      If an eligible executive elects to receive the retirement benefits shown in Pension Plan Tables I or II in the form of a 65 percent joint and survivor annuity, the single life annuity amounts shown in each of the tables generally are reduced by 5 percent to 12 percent, depending upon the age differential between spouses. In addition, certain executives grandfathered under the American Jobs Creation Act of 2004 may elect to receive a portion of the non-qualified SERP benefit paid in a lump sum, calculated using mortality tables and a 7 percent discount rate.

      On February 7, 2006, the Corporation announced that these pension plans would be capped effective December 31, 2006. All actively employed U.S. executives will be eligible to receive a frozen accrued benefit based on the current formulas, current credited service, and current compensation history. Effective January 1, 2007, new pension arrangements for U.S. executives will be implemented.

PENSION PLAN TABLE I
Projected Total Annual Retirement Benefits from All Components of the GM Salaried Program
Assuming Executive’s Benefits Are Calculated Under the Regular SERP Formula (a)

	Years of Credited Service
Average Annual Base Salary	10	15	25	35	45
$	$	$	$	$	$
500,000	95,350	143,020	238,370	333,710	429,060
1,000,000	195,350	293,020	488,370	683,710	879,060
1,500,000	295,350	443,020	738,370	1,033,710	1,329,060
2,000,000	395,350	593,020	988,370	1,383,710	1,779,060
2,500,000	495,350	743,020	1,238,370	1,733,710	2,229,060

(a) The Average Annual Base Salary and the Eligible Years of Credited Service as of December 31, 2005, for each of the Named Executive Officers were as follows: Mr. Wagoner, $2,120,000 (28 years); Mr. Devine $1,510,000 (5 years); Mr. Gottschalk $927,500 (23 years); and Mr. Cowger $761,250 (39 years). Mr. Lutz completed 52 months of service with the Corporation as of December 31, 2005, and his Average Annual Base Salary for such 52-month period was $1,519,231 per annum. The Annual Base Salaries for the most recent years considered in the calculations reported here will be found in the Summary Compensation Table on page 20 in the column headed “Salary.” For retirement benefit calculation purposes, the original salaries for 2006 for Messrs. Wagoner, Devine, Lutz, and Gottschalk will be used.

PENSION PLAN TABLE II
Projected Total Annual Retirement Benefits from All Components of the GM Salaried Program
Assuming Executive’s Benefits Are Calculated Under the Alternative SERP Formula (a)

	Eligible Years of Credited Service
Average Annual Total Direct Compensation	10	14	21	28	35
$	$	$	$	$	$
1,125,000	145,480	212,980	331,110	449,230	567,360
2,200,000	306,730	438,730	669,730	900,730	1,131,730
3,275,000	467,980	664,480	1,008,360	1,352,230	1,696,110
4,350,000	629,230	890,230	1,346,980	1,803,730	2,260,480
5,425,000	790,480	1,115,980	1,685,610	2,255,230	2,824,860
6,500,000	951,730	1,341,730	2,024,230	2,706,730	3,389,230
7,575,000	1,112,980	1,567,480	2,362,860	3,158,230	3,953,610

(a) The Average Annual Total Direct Compensation and the Eligible Years of Credited Service (capped at 35 years) which may be considered in the Alternative SERP calculation as of December 31, 2005, for each of the Named Executive Officers were as follows: Mr. Wagoner, $4,767,400 (28 years); Mr. Devine $2,911,200 (5 years); Mr. Gottschalk $1,831,700 (23 years); and Mr. Cowger $1,460,050 (35 years). Mr. Lutz completed 52 months of service with the Corporation as of December 31, 2005, and his Average Annual Total Direct Compensation for such 52-month period was $2,905,231 per annum. The Annual Total Average Direct Compensation for the most recent years considered in the calculations reported here will be found in the Summary Compensation Table on page 20 in the columns headed “Salary” and “Bonus.” For 2002 an amount equal to the hypothetical cash value of a payout under the Annual Incentive Plan was used to calculate the average of the highest five years of bonus received in the ten years before retirement for purposes of calculating Alternative SERP Formula. For retirement benefit calculation purposes, the original salaries for 2006 for Messrs. Wagoner, Devine, Lutz, and Gottschalk will be used.

Employment Agreements

      General Motors believes that continuity in its Senior Leadership Group is in the best interests of the Corporation and its stockholders. In this regard, each Named Executive Officer has agreed that if he leaves the Corporation he will not work for a competitor for two years.

      Like other senior executives of the Corporation, the Named Executive Officers are eligible to participate in certain incentive plans that provide for vesting upon certain change-in-control events. In particular, pursuant to the 2002 Annual Incentive Plan and the 2002 Long-Term Incentive Plan, upon a change in control, outstanding awards vest and are paid on a pro rata basis at the greater of target award level or actual performance. Pursuant to the 2002 Stock Incentive Plan, upon a change in control, outstanding stock options vest and become immediately exercisable and restricted stock units vest and are paid on a pro rata basis.

      In December 2000 the Corporation entered into a five-year employment agreement ending December 13, 2005, with John M. Devine for his service in the capacity as Vice Chairman of the Corporation and Chief Financial Officer. Under the terms of the agreement, the Corporation agreed to replace certain supplemental pension obligations to compensate Mr. Devine for benefits from a previous employer, which were forfeited when his employment with General Motors commenced, and agreed to permit his eligibility for a SERP benefit after a minimum of five years of eligible service. On December 5, 2005, Mr. Devine and the Corporation entered into a new agreement ending December 31, 2006. Pursuant to this new agreement, Mr. Devine has agreed to remain for up to one additional year as a Vice Chairman of the Corporation beyond his original agreement. Mr. Devine’s base salary and other components of incentive pay were continued at their current levels, subject to periodic review and adjustment by the Executive Compensation Committee. In accordance with the provisions of his previous contract, Mr. Devine will receive compensation for the loss of non-qualified pension benefits from a prior employer and the balance of the special restricted stock unit grant awarded to him at the time of his hire. Despite his contract, Mr. Devine voluntarily reduced his salary as discussed on page 20.

      In August 2001 the Corporation entered into an employment agreement with Robert A. Lutz for a term of three years which was extended in December 2002. In addition, the Executive Compensation Committee agreed in June 2004 to permit Mr. Lutz to become eligible for a SERP benefit after a minimum of five years of eligible service. Mr. Lutz’s contract expired in December 2005.

      Executive Officer Severance Policy — General Motors executive officers are generally at-will employees who serve at the discretion of the Board. GM does not generally enter into severance agreements, and any such existing arrangements for Named Executive Officers are limited to those disclosed in this proxy statement. In early 2005, GM adopted a policy applicable to executive officers requiring stockholder approval of any severance benefits if: (i) the executive’s employment was terminated prior to retirement; and (ii) the present value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and target bonus. Certain types of compensation, including payments based on accrued qualified and non-qualified deferred compensation, retirement, or savings plans; payments of accrued salary, bonus, or performance award amounts; or benefits paid under plans in which other employees participate, are not deemed severance benefits under the policy. If the Board determines because of time constraints or other reasons that it would be in the best interests of stockholders, the Corporation may enter into a severance agreement with an executive officer that exceeds these limits before stockholder approval can be obtained. Under those circumstances, however, no benefits in excess of this limit may be paid unless and until GM stockholders approve the severance agreement. For information about obtaining a more detailed description of the policy see “Communicating with GM” on page 4.

      The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed thereunder.

Audit Committee Report

      The Audit Committee of the General Motors Board of Directors is a standing committee composed of four directors who meet the independence, financial experience, and other qualification requirements of the NYSE and applicable securities laws. It operates under a written charter adopted by the Committee and approved by the Board of Directors, which is attached to this proxy statement as Exhibit A. The members of the Committee are Philip A. Laskawy (Chair), Kent Kresa, Ellen Kullman, and Eckhard Pfeiffer. The Board has determined that Philip A. Laskawy is an “audit committee financial expert” as defined by the SEC. The Committee annually selects the Corporation’s independent accountants.

      Management is responsible for the Corporation’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent accountants are responsible for performing an independent audit of the Corporation’s consolidated financial statements and opining on management’s internal control assessment and on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing their reports thereon. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

      Consistent with its charter responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Corporation’s independent accountants for 2005, regarding the Corporation’s audited financial statements as of December 31, 2005, and for the year then ended. In this context, management represented to the Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants and discussed with the independent accountants matters required to be discussed by PCAOB AU 380 (Communication with Audit Committees). The Committee also discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Corporation’s independent accountants have also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent accountants’ independence. The Audit Committee concluded that Deloitte & Touche is independent from the Corporation and its management.

      Based upon the Committee’s discussions with management and the independent accountants as described in this report and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

Philip A. Laskawy (Chair)
Kent Kresa
Ellen Kullman
Eckhard Pfeiffer

Fees Paid to Auditor

      The Audit Committee retained Deloitte & Touche to audit the Corporation’s consolidated financial statements, management’s internal control assessment, and the effectiveness of those controls, as of and for the year ended December 31, 2005. The Corporation and its subsidiaries also retained Deloitte & Touche and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2005.

      The services performed by Deloitte & Touche in 2005 were pre-approved in accordance with the pre-approval policy and procedures first adopted by the Audit Committee at its August 5, 2002, meeting, and revised more recently. This policy requires that during its first meeting of the fiscal year, the Audit Committee will be presented with a description of the Audit-Related, Tax, and All Other Services expected to be performed by Deloitte & Touche during the fiscal year. Any requests for such services in excess of $1 million not contemplated and approved during the first meeting must be submitted to the Audit Committee (or the Chair of the Committee in an urgent case) for specific pre-approval thereafter. Requests for services less than $1 million individually must be pre-approved by the Audit Committee Chair and reported to the full Committee at its next regularly scheduled meeting. Proposed annual Audit services are approved by the Audit Committee in its first meeting of the fiscal year in conjunction with the engagement of the independent auditors. Proposed annual Audit fees are presented to the Audit Committee in May each year for approval on an audit-year basis.

      The following table summarizes Deloitte & Touche fees billed or expected to be billed in connection with 2005 services. For comparison purposes, actual billings for 2004 services are also displayed. All 2005 services provided by Deloitte & Touche for which fees are reported in the following table under the categories Audit-Related Services, Tax Services, and All Other Services were approved in advance by the Audit Committee or its Chairman pursuant to the policy described in the preceeding paragraph.

	$ Millions
	2005	2004	2005 (O)/U 2004
Audit Services	$52	$53	$1
Audit-Related Services	8	5	(3)
Tax Services	9	16	7

Subtotal	$69	$74	$5

All Other Services	5	4	(1)

Total	$74	$78	$4

Audit Fees: $52 million for the audit of the Corporation’s annual consolidated financial statements, including reviews of the interim financial statements contained in the Corporation’s Quarterly Reports on Form 10-Q and preparation of statutory reports. In addition, included in this category are fees for services that generally only Deloitte & Touche reasonably can provide, for example, comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: $8 million for assurance and related services that are traditionally performed by the independent auditor. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed acquisitions, internal control consultations, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees: $9 million for services performed by the professional staff in Deloitte & Touche Tax LLP. This includes fees for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund, and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.

All Other Fees: $5 million for services related to project management, process improvements, and assistance with information technology system projects for systems not associated with the financial statements.

Item No. 2

Ratification of the Selection of Deloitte & Touche for the Year 2006

      Sarbanes-Oxley requires that each corporation’s audit committee be directly responsible for appointing the independent auditors. The Audit Committee has selected Deloitte & Touche as GM’s independent accountants for 2006, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification or rejection. If the stockholders do not ratify the selection of Deloitte & Touche as the independent auditors, the Audit Committee will reconsider whether to engage Deloitte & Touche but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of making any change in independent auditors in the middle of a fiscal year. Even if the stockholders ratify the selection of Deloitte & Touche, the Audit Committee may in its sole discretion terminate the engagement of Deloitte & Touche and direct the appointment of another independent auditor at any time during the year, although it has no current intention to do so.

      The Audit Committee considers Deloitte & Touche well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates. Deloitte & Touche rotates its audit partners assigned to audit General Motors at least once every five years.

      Representatives of Deloitte & Touche will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to answer questions that you may have.

       The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche as independent public accountants to audit the books, records, and accounts of the Corporation and its subsidiaries for the year 2006.

Stockholder Proposals

      We have been asked from time to time why the Board opposes the stockholder proposals included in the proxy statement. The Board does not disagree with all stockholder proposals submitted to the Corporation. When it agrees with a proposal and thinks it is in the best interests of GM and its stockholders, the proposal usually can be implemented without a stockholder vote. The stockholder proposals that appear in the proxy statement are only those with which the Board of Directors disagrees and believes it must oppose in fulfilling its obligations to represent and safeguard the best interests of stockholders as a whole.

      The following stockholder proposals and supporting statements are presented as received from the proponents. GM is not responsible for the accuracy or content of the proposals and supporting statements.

Item No. 3

Stockholder Proposal Regarding Prohibition on Awarding, Repricing, or Renewing Stock Options

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, owner of approximately 202 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: ‘That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).’

REASONS: Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.’

There are other ways to ‘reward’ executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

‘Last year the owners of 29,016,448 shares, representing approximately 8.7% of shares voting, voted FOR this proposal.’

‘If you AGREE, please vote YOUR proxy FOR this resolution.”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The Board believes that completely eliminating our ability to grant stock options to executives and other employees as an element of their long-term compensation would be inconsistent with compensation practices followed by our major comparator group and could place us at a disadvantage in recruiting, retaining, and motivating executives. General Motors has granted stock options for many years as an incentive compensation tool intended to focus executives on the long-term performance of Common Stock and further align their interests with those of GM stockholders. The current Stock Incentive Plan was approved in 2002 by 86 percent of stockholders voting and explicitly prohibits repricing underwater options without stockholder consent. Like all executive stock option plans in our history, any future plans will be submitted to stockholders for approval.

      The Executive Compensation Committee and management regularly review competitive compensation practices, costs, and dilution levels in determining the various elements of pay and make changes or modify plans as needed. Specifically, two significant actions have been taken to reduce annual dilution. First, the broad-based option plan that provided annual option grants from 1998 through 2004 has been eliminated. In addition, annual option grants to executives declined 35 percent from 2002 to 2005, resulting in an annual dilution rate of 1.35 percent for 2005. In 2006 we plan to further reduce option grants to our executive population by another 65 percent from 2005 levels to conserve shares as the Stock Incentive Plan expires in 2007, which will result in just 0.48 percent annual dilution for 2006. GM has historically used a balanced approach in the granting of stock options, particularly with regard to grants to Named Executive Officers. Grants to members of this group have always been reasonable and appropriately competitive, and we expect to continue this practice.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 3.

Item No. 4

Stockholder Proposal Regarding Publication of a Report on Global Warming/Cooling

      Mark Seidenberg, P.O. Box 6102, Woodland Hills, CA 91365, owner of approximately 60 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

      “Whereas discussions of global warming/cooling are often filled with vagaries, scare stories, and international conflicts,

      Whereas purported scientific information often seems fragmented, contradictory, and unverified,

      Whereas proposed public policy actions include drastic curbs imposed by governments on the use of vehicles and various forms of energy production, and

      Whereas our company has a major financial and operating interest in the impact of proposed curbs on vehicles and energy sources for both itself and the motoring public,

      Now therefore be it resolved by the stockowners of General Motors Corporation to recommend that the board publish annually to the stockowners a ‘Scientific Report on Global Warming/Cooling’, which would include the following and any other information that GM staff deems relevant:

1. The global temperature measurements GM uses in discussing ‘global warming’ or ‘global cooling’.

2. The atmospheric gases GM considers to be ‘greenhouse gases’ with respect to ‘global warming’ or ‘global cooling’.

3. The effect that GM considers the sun’s radiation to have on ‘global warming’ or ‘global cooling’.

4. The sources of atmospheric carbon dioxide that GM uses in its study of ‘global warming’ or ‘global cooling’.

5. The ‘greenhouse effect’ that GM considers to occur on the global temperature measurement from the concentration of atmospheric carbon dioxide.

      If GM has no formulation or measurement for any of the items #1 to #5 above, or any part of each of them, then it shall state so in the report.

Supporting Statement:

      We stockowners deserve a scientific report on this important topic of global warming/cooling. If the board opposes this resolution, the board does not want you to have the scientific report called for in this resolution. Vote YES to be more fully informed so that we stockowners can all develop a better judgment of GM’s policy actions.”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The proposal requested in the stockholder proposal would be a duplication of existing, publicly available information and would therefore be an inefficient use of our corporate resources. Essentially all the information requested by this resolution is currently publicly available from the United States and United Nations agencies. In addition, GM published a report on the policy aspects of the global climate issue last fall and has been publicly reporting our greenhouse gas emissions for many years.

      The U.S. National Oceanic and Atmospheric Administration is a key source of global temperature measurements requested by this resolution. In addition, the U.S. Department of Energy, the U.S. Environmental Protection Agency (the “EPA”) and the International Energy Agency all provide detailed data on sources of emissions including atmospheric carbon dioxide. Further, GM does not perform the atmospheric research related to the sun’s radiation or the “greenhouse effect” being requested in the resolution.

      GM has actively participated in voluntary initiatives around the world to report and reduce greenhouse gas emissions. GM is actively engaged in 15 voluntary programs with the U.S. government, ranging from the EPA’s Climate Leaders Partnership and Energy Star programs to improve the energy efficiency and reduce greenhouse gas emissions from our facilities, to the Department of Energy’s FreedomCAR program to help bring advanced technologies to our vehicles.

      When the U.S. government began the process of creating its official system for Voluntary Reporting of Greenhouse Gas Emissions in 1994, GM engineers shared their experience in energy management and greenhouse gas emissions reporting and GM became the first auto company to report its emissions. GM has continued to voluntarily report this information to the public each year since. GM of Canada, GM Europe, and GM’s Vauxhall and Holden divisions are just some of the GM operations that have actively participated and supported similar greenhouse gas emissions reporting and voluntary programs around the world.

      GM has an aggressive program to engage its employees in reducing energy use and greenhouse gas emissions and has achieved a 12.5 percent reduction in CO2 emissions at its global facilities since 2000. Many realized reductions in CO2 emissions are in the areas of fuel switching, energy management systems with computer monitoring controls, and energy efficiency and renewable energy projects resulting in annual cost savings in the millions.

      On the product side, GM has more than 1.5 million FlexFuel vehicles, which can run on E85 ethanol or gasoline, on the road today in all 50 states. GM expects to produce approximately 400,000 additional vehicles in 2006 having the capability to utilize E85 ethanol, thereby helping reduce greenhouse gas emissions. Other improvements being made to the internal combustion engine include Active Fuel Management, variable valve timing, and six-speed transmissions. In addition, GM currently offers hybrid-electric buses that are capable of improving the fuel efficiency of city transit buses by 25-50 percent, and reducing some emissions by as much as 90 percent. GM currently has hybrid-electric systems in full-sized pickup trucks, and this year will launch the Saturn Vue Green Line with a GM Hybrid System. In 2007, GM plans to launch a Two-mode Hybrid system in our large sport utility vehicles. GM has extensive efforts underway to develop fuel cell vehicles designed to run on hydrogen that could ultimately help to remove the vehicle from the environmental and energy debate.

      The GM Corporate Responsibility Report is published each year and contains comprehensive environmental performance data on our products and facilities and also describes many of our plans for the future. This report can be found on the Internet at http://www.gm.com/company/gmability/sustainability/reports/05/index.html. Additionally, in November 2005 we published a special policy document on the global climate issue titled “Greenhouse Gas Emissions — The Public Policy Dimension.” The policy document states our core belief that the development of new cost-effective energy technologies in all sectors, such as hydrogen fuel cell vehicles that emit only water, is the most effective way to improve energy efficiency and reduce greenhouse gas emissions. This policy document can be found on the Internet at http://www.gm.com/company/gmability/sustainability/reports/05/images/300 company/globalclimatepolicy110405.pdf.

      In view of the extensive public reporting and policy discussion already performed by General Motors in this area, the public information available from the government and international agencies, and GM’s extensive efforts currently underway to improve energy efficiency and reduce greenhouse gas emissions from its facilities and products, we believe that the preparation of an additional report, as requested by this resolution, would be a waste of corporate resources.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 4.

Item No. 5

Stockholder Proposal Regarding Separation of Roles of Chairman and Chief Executive Officer

      Catholic Healthcare West, 185 Berry Street, Suite 300, San Francisco, CA 94107-1739, owner of approximately 35,200 shares of Common Stock, and other filers have given notice that they intend to present for action at the annual meeting the following stockholder proposal:

“Resolved: The shareholders of General Motors Company (the’Company’) request the Board of Directors establish a policy of, whenever possible, separating the roles of Chairman and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

SUPPORTING STATEMENT

We believe in the principle of the separation of the roles of Chairman and Chief Executive Officer. This is a basic element of sound corporate governance practice. In addition, the absence of a more flexible fleet has contributed to fiscal challenges, and thus created a leadership crisis at our company, which a separation of the Chair and CEO would begin to address.

We believe an independent Board Chair — separated from the CEO — is the preferable form of corporate governance. The primary purpose of the Board of Directors is to protect shareholder’s interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company.

The Board will likely accomplish both roles more effectively by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A number of respected institutions recommend such separation. CalPER’s Corporate Core Principles and Guidelines state: ‘the independence of a majority of the Board is not enough’ and that ‘the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.’

An independent board structure will also help the board address the complex policy issues facing our company.

The current business model of the auto industry is undergoing significant challenges. Over the years, the industry has generated substantial revenue from large vehicles that, in order to sell them today, the company needs to give large cash incentives. We believe independent Board leadership will better position our company to respond to these long-term challenges.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The Board believes that it would not be in the best interests of the Corporation and its stockholders to establish a policy requiring an independent director serve as Chairman of the Board “whenever possible,” as the proposal states. The Board believes that the Corporation is currently well served by having one person serve as Chairman of the Board and CEO. Many corporate governance experts recognize that a wide variety of Board structures have proved effective in achieving good corporate governance, including structures in which one person serves as both Chairman of the Board and CEO. The Board, a substantial majority of whom are independent, has been, and continues to be, a strong proponent of independent leadership at the Board level. The Board fully recognizes that independence from management is a prerequisite to fulfilling its duty which, as described in the Corporate Governance Guidelines, is “to regularly monitor the effectiveness of management policies and decisions including the execution of its strategies.” Currently, all members of the Board, other than the CEO, are independent directors under the NYSE rules. Further, the independent directors of the Board meet in executive sessions at least three times each year without management present and comprise all five standing committees of the Board. The Chair of the Directors and Corporate Governance Committee acts as presiding director at these executive sessions and has other duties as noted on page 5 of this proxy statement. The presiding director is responsible for advising the Chairman and CEO of decisions reached, and suggestions made, at these sessions.

      The Corporate Governance Guidelines contain many provisions that ensure strong and independent directors will continue to effectively oversee management and key issues related to long-range business plans, strategic issues and risks, and integrity. Also, the presiding director reviews and approves such matters as Board agendas, information flow to directors, and meeting schedules. With regard to the question whether the Chairman and CEO roles should be separated, the Board’s Corporate Governance Guideline 5 states:

The Board should be free to make this choice any way that seems best for the Corporation at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chairman and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the non-management directors or be an employee.

      Notwithstanding the proponent’s clear preference for a separate Chairman and CEO, there is no consensus in the U.S. that such a separation of roles is a governance best practice. According to a recent SpencerStuart Board Index survey, fewer than 10 percent of the Fortune 500 companies truly have an independent chairman. There is no “one size fits all” practice in this area. The Board values its flexibility to select the type of leadership structure best able to meet the Corporation’s needs based on the individuals available and circumstances at the time. The Board has exercised this flexibility over the past decade, electing at various times an independent Chairman, an employee Chairman separate from the CEO, and a single individual who was Chairman and CEO. Similarly, at times the CEO has been the only employee director; at other times, one or two additional officers have served as directors. Establishing the proposed policy would impose an unnecessary restriction on the Board’s ability to select a Chairman who, at the time of the decision, is the most qualified individual to lead the Board.

      Finally, we are not certain what the proposal means by requiring a separate Chairman and CEO “whenever possible.” At certain times, as discussed above, the Board may determine as part of its fiduciary duty that naming a separate Chairman and CEO is not in the best interests of GM and our stockholders. Under those circumstances, we can imagine disagreement over whether naming a separate Chairman and CEO, in violation of the Board’s fiduciary duty, is “possible,” given the directors’ legal obligations. The Board believes this proposal should not be adopted because of its potential for creating confusion and interfering with the Board’s ability to act in the best interests of the Corporation and its stockholders.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 5.

Item No. 6

Stockholder Proposal Regarding Recouping Unearned Incentive Bonuses

      Lucy M. Kessler, 7802 Woodville Road, Mt. Airy, MD 21771, owner of approximately 200 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: Shareholders request our board to adopt a policy (in our bylaws if practicable), for our board to recoup for the benefit of our company all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved. Restatements are one means to determine unearned bonuses.

This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans.

      Similar to Proposal Voted at Computer Associates
This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should be enabled, by adoption of this proposal, to recoup incentive pay that was not earned or deserved.

      Incentive pay needs to focus on properly motivating our senior executives
It appears that our senior management needs further motivation to work ethically according these news items from The Corporate Library’s Board Analyst Report on GM. The Corporate Library http://www.thecorporatelibrary.com/ is a pro-investor research firm.

9/20/2005   Litigation   GM and its top executives were sued by a shareholder over GM’s 2005 earnings warning and its restatement of 2004 results. In a Southern District of New York lawsuit, Folksam Asset Management alleged GM and top management, including CEO Richard Wagoner and CFO John Devine, misled investors about GM’s performance and future outlook.

10/27/2005   SEC Investigation   GM was cooperating with Securities and Exchange Commission investigations concerning pension and Other Post-Employment Benefits and certain transactions between GM and Delphi Corporation. Separately, SEC and federal grand jury subpoenas have been served on GMAC entities in connection with industry-wide investigations into practices in the insurance industry relating to loss mitigation insurance products such as finite risk insurance.

It is not enough for GM’s compensation system to encourage good work. It needs to also discourage bad work and the misstatement of results.

Recoup Unearned Management Bonuses
Yes on 6”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The Executive Compensation Committee of the Board, which is composed solely of independent directors, sets executive compensation in a manner it believes to be in the best interests of GM and its stockholders. Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate executives to create both short- and long-term value for stockholders. The Board cannot support this proposal because of its mechanical approach and overly broad scope, and the Board believes that the key concerns expressed by this proposal are already addressed by our current compensation policies, as well as Sarbanes-Oxley.

      Section 304 of Sarbanes-Oxley provides that, where a company is required to restate its financial statements as a result of misconduct leading to the issuer’s material non-compliance with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the company must reimburse the company for any bonus or other incentive-based or equity-based compensation received within 12 months after the first public issuance or SEC filing of the erroneous financial statement, and for any profits realized by the officer from the sale of the company’s securities during that 12-month period. Additionally, Sarbanes-Oxley requires both management and its independent public accounting firm to annually review and report on the Corporation’s internal controls for financial reporting. The current report can be found on pages 98-99 of our 2005 Annual Report.

      Consistent with these statutory provisions and the principles of responsible oversight, and depending upon the unique facts and circumstances of each situation, the Executive Compensation Committee would review performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award. In addition, the Corporation’s outstanding equity awards generally provide for forfeiture in the event an employee participates in activities inimical to the Corporation, is terminated for cause, or quits without the written consent of the Corporation or the Committee.

      The Board believes that the requirements of Sarbanes-Oxley and the good management practices already in place are robust enough to ensure a thorough review and vigorous remedial action if the Board believes that such action is appropriate under the circumstances. The Board believes the proposal is unworkable because it is vague and overreaching. It would presumably apply to all restatement situations, even restatements that were not caused by misconduct, and could apply to all senior executives, including those not involved in any misconduct related to a restatement. If this proposal is adopted, the Board would be required to recoup all affected bonuses and awards to senior executives without regard to the specific factors and circumstances present in a particular case, including whether an executive was in any way responsible for the events requiring the restatement. As such, the adoption of the proposal would place GM at a competitive disadvantage in recruiting critical talent. The Board believes that in carrying out its fiduciary duty to stockholders, and, as a matter of fundamental fairness to its employees, it must retain the discretion and flexibility to exercise its judgment in a manner that takes into account all relevant findings and conclusions.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 6.

Item No. 7

Stockholder Proposal Regarding Cumulative Voting

      Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, CA 90043, as trustee for the Ray T. Chevedden and Veronica Chevedden Trust, owner of approximately 2,000 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:

“RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting increases the possibility of electing at least one director with a specialized expertise critically needed at our company. For example a much needed expertise in developing cars that capture market share like the Ford Mustang or Toyota Prius and/or expertise in health care quality and cost control. Or a director experienced in corporate turnarounds — to effectively address decades of our declining market share.

This topic received all-time record support at the 2005 GM annual meeting with more than 49% of the yes and no votes. This 49% yes-vote was an all-time record high voting percentage for any shareholder proposal ever at GM. And this was in spite of the fact that GM cut off the annual meeting webcast before any of the shareholder proposals were presented.

Looking to the future mutual funds may cast more ballots in favor of shareholder proposals. Under new SEC rules mutual funds now disclose how they vote. Thus governance-reform shareholder proposals like this proposal may receive increased support.

Particularly in the post-Enron era, our company could benefit from one director focused on corporate governance reform. For example with cumulative voting shareholders could focus their votes on one director interested in reforming the following practices:

1) Our company has held’fox hole’ annual meetings in Wilmington, Delaware every year since 1995. Thousands of shareholders attended our 1994 annual meeting. Yet since the 1995 move to Wilmington attendance has hovered around 100 shareholders each year.
2) Our directors authorize the solicitation of large shareholders to vote against popular shareholder proposals.
3) There is no company requirement for separating the role of CEO and Chairman to better evaluate our CEO.

4) Our directors supported a stock incentive plan with excessive dilution compared to our peer companies.
5) There is no policy for full disclosure of potentially compromising philanthropic links of our directors with our company.

Cumulative voting allows a significant group of shareholders to elect at least one director with a specialized expertise needed at our company.

Cumulative Voting
Yes on 7”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      GM stockholders, at the 2005 annual meeting, and on 18 previous occasions, rejected a proposal for cumulative voting and should continue to do so. Cumulative voting could impair the effective functioning of the Board by electing a Board member obligated to represent the special interest of a small group of stockholders, rather than all of GM’s stockholders. This could result in a Board composed of directors who advocate the positions of the group responsible for his or her election, rather than the policies that are in the best interest of the Corporation and its stockholders as a whole, a requirement essential to the successful functioning of any board of directors. In addition, the support by directors of the special interests of the constituencies that elected them could create a partisanship and divisiveness among Board members that would impair the Board’s ability to operate effectively as a governing body, to the detriment of all GM stockholders.

      GM, like most other major corporations, provides that each share of Common Stock is entitled to one vote for each available Board seat, and each director is elected by stockholders representing a plurality of all shares voted. Under Delaware law, the Board represents all stockholders fairly and equally, and our current system of voting for directors encourages each director’s sense of responsibility toward all the stockholders, without special loyalty to any one group. The Board consists predominantly of independent non-management directors, and the Board committee responsible for identifying and recommending qualified individuals for director consists solely of independent non-management directors. This ensures that the Board will continue to exercise independent judgment and remain accountable to all GM stockholders, rather than to a particular group. In addition, at GM, cumulative voting is not necessary to provide management accountability. The Board is committed to continuing its strong corporate governance practices, which include such safeguards as an annually elected Board, a substantial majority of independent directors, including a presiding director, exclusively independent membership of key Board committees, confidential voting, a policy to include protections for stockholder interests in any “poison pill,” and published Board governance guidelines and committee charters.

      For these reasons, the Board believes that changing the current voting procedure would not be in the best interests of all stockholders.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 7.

Item No. 8

Stockholder Proposal Regarding Majority Voting for Election of Directors

      John Lauve, 200 N. Saginaw, Holly, MI 48442, owner of approximately 12 shares of Common Stock, and Louise M. Smith and Francis R. Smith, 1540 Ackley, Westland, MI 48186, owners of approximately 268 shares of Common Stock, have given notice that they intend to present for action at the annual meeting the following stockholder proposal:

“Resolved: Directors to be Elected by Majority Vote. Shareholders request that our Board initiate an appropriate process to amend our Company’s governance documents (charter or bylaws if practicable) to provide that director nominees must be elected or re-elected by the affirmative vote of the majority of votes cast at an annual shareholder meeting.

This proposal requests that that a majority vote standard replace our Company’s current plurality vote. This new standard should provide that our director nominees must receive a majority of the votes cast in order to be elected or re-elected to our Board. This proposal asks that our directors to the fullest extent possible not make any provision to override our shareholder vote and keep a director in office who fails this criteria.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested governance change. For instance, our Board should address the status of incumbent directors who fail to receive a majority vote when standing for election and whether a plurality director election standard is appropriate when the number of nominees exceeds the available board seats.

Policies that allow director nominees, with minuscule votes, to get away with only offering to resign are inadequate because they are still based on plurality voting. Changing the standard to a majority vote to the greatest extent practicable is a superior solution that merits shareholder support.

If our directors must obtain a majority vote they may exercise restraint and not allow the type of poor performance cited in the following Rating Downgrades by The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm.

       11/10/2005      Rating Change — Downgrade
The GM board failed repeatedly to address the key strategic questions facing this one-time industrial giant, exposing GM not only to a number of legal and regulatory worries but the very real threat of outright business failure. Is GM, like Chrysler some years ago, simply too big to fail? We’re not sure, but it seems increasingly likely that GM shareholders will soon find out.

       3/14/2005      Rating Change — Downgrade
We lowered our board composition rating for GM based on increased levels of outside commitment by director Kent Kresa. Mr. Kresa is also a director of Fluor Corporation, which just released its 2005 proxy. That proxy reported that Mr. Kresa is also a director of MannKind Corporation, bringing Mr. Kresa’s total number of directorships to five. GM now has three directors with more than four directorships, and these heavily committed directors are a statistical indicator of board weakness.

       Fifty-four (54) shareholder proposals in 2005
Fifty-four (54) shareholder proposals on this topic won a significant 44% average yes-vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic. Additionally the Council is sending letters asking the 1,500 largest U.S. companies to comply with the Council’s policy and adopt this topic.

Directors to be Elected by Majority Vote
Yes on 8”

       The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

      The Board believes that meaningful stockholder participation in the election of directors is important to provide accountability of corporate boards to stockholders and effective corporate governance practices that reflect the highest standards of responsibility, ethics, and integrity. The Board also seeks to ensure that the Corporation’s director elections are fair, impartial, and in the best interests of stockholders. However, there are complex legal and practical issues surrounding the implementation of a majority voting standard that this proposal does not address and that must be resolved before the Board could adopt such a policy. For the following reasons, the Board opposes this specific stockholder proposal.

      GM has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of GM and its stockholders. The Board maintains a Directors and Corporate

Governance Committee that is composed entirely of independent directors, and all of the members of the Board are independent other than the CEO. The Committee applies a robust set of criteria in identifying director nominees and considers and evaluates persons recommended by stockholders in the same manner as potential nominees identified by the Corporation.

      This proposal seeks to require that directors be elected by a majority of shares voted at the annual meeting, so that nominees who receive less than a majority of shares voted or withheld would not be elected. However, because Delaware law provides that an elected director serves until a successor is elected to fill his or her position, it is possible that an incumbent director might not receive a majority vote for that Board seat, but because no other candidate received a majority favorable vote, that director would nevertheless continue to serve on a “holdover” basis. It is even possible that under majority voting no nominees would receive a majority of the votes cast, with the result that no new directors would be elected. In this circumstance, the incumbent directors would continue to serve, or the holdover Board of Directors could appoint new directors to fill the vacancies.

      Moreover, the proposal lacks an exception for a contested election. Currently, where a stockholder nominee runs against an incumbent director, plurality voting would dictate that whoever received the most votes would win the contested seat. However, under majority voting, as proposed, a stockholder nominee who received more votes than an incumbent director would still not be elected without a majority of the votes, and as a result an incumbent who received fewer votes could remain in office under Delaware law. In the view of GM’s Board, these possible effects of majority voting would not promote stockholder democracy as effectively as the present system of election of directors by plurality vote.

      The American Bar Association’s Corporate Laws Committee and joint management union groups are currently evaluating the feasibility and implications of adoption of a majority voting standard. These groups are considering, among other things, whether changes in the corporate laws of Delaware are necessary in connection with any shift to majority voting for directors and how best to address any resulting practical difficulties for companies relating to compliance with current proposed rules and regulations of the SEC and the corporate governance rules of the NYSE. Stockholder advocates and advisors on corporate governance have proposed varying policies. The Board will continue to closely monitor the progress of these discussions and, once the issues surrounding majority voting are resolved, will take appropriate action to maintain the Corporation’s commitment to the highest standards of corporate governance. In light of the pending recommendations, the Board believes that adoption of a majority voting standard now would be premature and would not serve the best interests of stockholders, particularly in light of the fact that the proposal does not address the legal and practical issues of changing long-standing, successful voting procedures.

       The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 8.

Other Matters

      The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to all additional matters that might come before the annual meeting.

       If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and your prompt response.

By order of the Board of Directors,

Nancy E. Polis, Secretary

April 28, 2006

GLOSSARY OF TERMS

“Board” or “Board of Directors” means the General Motors Corporation Board of Directors

“CEO” means Chief Executive Officer

“Common Stock” means GM Common Stock, $1 2/3 par value

“Compensation Plan for Non-Employee Directors” means the General Motors Corporation Compensation Plan for Non-Employee Directors

“Computershare” means Computershare Trust Company, N.A., GM’s stock transfer agent

“Deloitte & Touche” means Deloitte & Touche LLP

“Delphi PSP” means the Delphi Corporation Personal Savings Plan for Hourly-Rate Employees in the United States

“Delphi S-SPP” means the Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States

“EPA” means the U.S. Environmental Protection Agency

“ERISA” means the Employee Retirement Income Security Act of 1974

“Exchange Act” means the Securities and Exchange Act of 1934, as amended

“FICL-PRG” means Fidelity Investments Canada Limited Next StepTM — Personal Retirement Group

“GM” or “General Motors” or “the Corporation” or “we” means General Motors Corporation

“GM BEP-S” means the General Motors Benefit Equalization Plan-Savings

“GM Canadian Plan” means the General Motors Canadian Savings-Stock Program for Salaried Employees

“GM PSP” means the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

“GM RRSP” means the General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees

“GM S-SPP” means the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

“GMAC” means General Motors Acceptance Corporation

“GMAC Insurance Plan” means GMAC Insurance Personal Lines — Retirement Plan

“GMAC Mortgage Plan” means GMAC Mortgage Group, Inc. Savings Incentive Plan

“IRC” means the U.S. Internal Revenue Code, as amended

“IRS” means the U.S. Internal Revenue Service

“ISO” means Incentive Stock Option

“Merrill Lynch” means Merrill Lynch & Co., Inc., together with its various subsidiaries

“Named Executive Officers” means the executive officers of the Corporation named in the Summary Compensation Table on pages 20-21

“NYSE” means the New York Stock Exchange

“PCAOB” means the Public Company Accounting Oversight Board

“RSU” means Restricted Stock Unit

“S&P 500 Index” means the S&P 500 Composite Stock Price Index

“SAR” means Stock Appreciation Right

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002

“SEC” means the U.S. Securities and Exchange Commission

“Securities Act” means the Securities Act of 1933, as amended

“SERP” means the GM Supplemental Executive Retirement Plan

“SIFL” means the Standard Industry Fare Level rates, as published by the IRS

“TSR” means Total Shareholder Return based on market price appreciation plus the compounding effect of reinvested dividends

Exhibit A

GENERAL MOTORS CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee’s primary function is assisting the GM Board with its responsibility for overseeing the integrity of GM’s financial statements, GM’s compliance with legal and regulatory requirements (NYSE), the qualifications and independence of the independent accountants, and the performance of GM’s internal audit staff and independent accountants.

In carrying out this function, the Committee shall independently and objectively monitor the performance of GM’s financial reporting process and systems of disclosure controls and internal controls; review and appraise the audit efforts of GM’s independent accountants and internal audit group; provide for open, ongoing communications concerning GM’s financial position and affairs between the Board and the independent accountants, GM’s financial and senior management, and GM’s internal audit department; review GM’s policies and compliance procedures regarding ethics and legal risk; prepare the Audit Committee Report for the annual proxy statement; and report regularly to the Board regarding the execution of its duties.

Membership

The Committee shall be composed of three or more directors as determined by the Board. The duties and responsibilities of a Committee member are in addition to those required of a director. Each Committee member shall be an independent director as determined in accordance with the Corporation’s bylaws and as defined by all applicable laws and regulations. All members of the Committee shall be “financially literate” and the Committee will have at least one member qualified as an “audit committee financial expert” as defined by applicable regulations.

Meetings

The Committee shall meet approximately six times annually. Periodically, it shall meet in executive sessions with management, the General Auditor, the independent accountants, other advisors, or other GM officers. Annually, it shall meet with representatives of GM’s major subsidiaries regarding their systems of internal control, results of audits, and integrity of financial reporting. The Committee shall periodically meet in executive session absent GM management.

The Committee shall maintain independence both in establishing its agenda and directly accessing management of GM and its subsidiaries. Annually, the Committee will reassess the adequacy of this charter, evaluate its performance, and report these and other actions to the Board of Directors with any recommendations.

Responsibilities and Duties

GM management is responsible for preparing financial statements; the Committee’s primary responsibility is oversight. To carry out this responsibility, the Committee shall undertake the following common recurring activities:

Financial Statements

• Discuss with management and the independent accountants the annual audited financial statements and quarterly financial statements prior to filing including Management’s Discussion and Analysis of Financial Condition and Results of Operations, GM’s earnings announcements as well as financial information and earnings guidance provided to analysts and rating agencies, and the results of the independent accountants’ reviews; these discussions may be general, covering types of information to be disclosed and the type of presentation to be made, and need not take place in advance. The Committee may be represented by the Chair or a subcommittee to review earnings announcements.

• Review critical accounting policies, financial reporting and accounting standards and principles (including significant changes to those principles or their application), and key accounting decisions and judgments affecting the Corporation’s financial statements. The review shall include the rationale for such choices and possible alternative GAAP treatments.

• Review and approve as necessary:

• Any commitment to an exit or disposal plan or other disposition of a long-lived asset or termination of employees under a plan of termination described in FASB Statement No. 146, paragraph 8, under which GM will incur material charges;

• Any determination or conclusion by management that GAAP requires a material charge to one or more of GM’s assets, including impairments of securities or goodwill; and

• Any determination or conclusion by management that any previously issued annual or quarterly financial statements should no longer be relied upon because of an error in the statements.

• Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

• Review with the independent accountants any audit problems or difficulties with management’s response.

• Review GM’s financial reporting process, including disclosure controls and procedures, the systems of internal control, and the independent accountants’ attestation of management’s internal control report.

• Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

• Review any disclosure of significant deficiencies in the design or operation of internal controls and any special audit steps adopted.

Independent Accountants

• Select, engage, evaluate, and, if appropriate, terminate or replace the independent accountants, including any independent accountants who audit the financial statements of direct and indirect subsidiaries of GM (i.e., companies in which GM has more than 50% of the equity interest or an equity interest of less than 50% and management control). The Committee’s selection shall be annually submitted to the Board for its non-binding concurrence and to the stockholders for ratification. The independent accountants are accountable to the Committee and the Board of Directors. The Committee shall approve the audit engagement fees and pre-approve any non-audit services to be provided by the independent accountants.

• Review reports by the independent accountants describing: their internal quality control procedures; any material issues raised by the most recent internal quality control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent accountants and GM.

• Ensure that rotation of the independent accountants’ audit partners satisfies regulatory requirements, and set clear policies about hiring current or former employees of the independent accountants.

• Review and discuss with the independent accountants the annual statement required by the Independence Standards Board (ISB) Standard No. 1.

• Review and discuss the scope and plan of the independent audit.

Internal Audit

• Review the performance of the internal audit department including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the results of internal audits. Review and concur in the dismissal and appointment of the General Auditor.

Legal, Compliance, and Risk Management (NYSE)

• Establish procedures for reviewing and handling complaints or concerns received by GM regarding accounting, internal accounting controls, or auditing matters, including enabling employees to submit concerns confidentially and anonymously, and review management’s disclosure of any frauds that involve management or other employees who have a significant role in internal control.

• Review procedures and compliance processes pertaining to corporate ethics and standards of business conduct as embodied in GM’s policy, Winning With Integrity: Our Values and Guidelines for Employee Conduct and approve any significant revisions. Authorize processes for management oversight as appropriate to help assure effectiveness in compliance and ethics programs.

• Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the internal auditors or the independent accountants.

• Review the assessment of management regarding legal risks identified in GM’s compliance programs, and GM’s compliance with laws and regulations designated by the FDIC as being essential for safety and soundness, compliance with regulations of the OCC relating to fiduciary activities, and compliance with other regulatory authorities.

• As the Qualified Legal Compliance Committee (QLCC), review and discuss any reports received from attorneys with respect to securities law violations and/or breaches of fiduciary duties which were reported to the General Counsel or the Chief Executive Officer and not resolved to the satisfaction of the reporting attorney.

• Discuss policies with respect to risk assessment and risk management. Such discussions should include GM’s major financial and accounting risk exposures and the steps undertaken to control them.

The Committee may diverge from this list as appropriate if circumstances or regulatory requirements change. In addition to these activities, the Committee will perform such other functions as necessary or appropriate under law, stock exchange rules, GM’s certificate of incorporation, and bylaws, and the resolutions and other directives of the Board. The Committee may obtain advice, assistance, and investigative support from outside legal, accounting, or other advisors as it deems appropriate to perform its duties, and GM shall provide appropriate funding, as determined by the Committee, for any such advisers.

2006 ANNUAL MEETING Hotel du Pont 11th and Market Streets Wilmington, Delaware

 General Directions

From Philadelphia on I-95 South

1. Take I-95 South to Exit 7A marked “52 South, Delaware Avenue.”

2. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Avenue.”

2. From right lane, take Exit 7 onto Adams Street.

3. At the third traffic light, turn right onto 11th Street.

4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

Stockholders and guests are responsible for their parking. Self-parking is available at Hotel du Pont Car Park located on Orange Street near the corner of 12th Street. Valet parking is available at the hotel entrance.

Results of the Annual Meeting

Final certified results of voting at the annual meeting will be available on GM’s Web site, www.gm.com.

Visit GM on the Internet
Explore the world of General Motors products and services on our Web site, www.gm.com. From the home page, you can access our many brand Web sites to discover the GM product or service that’s just right for you.

002CS10396

Printed on recycled paper

2006 Annual Meeting Admission Ticket This ticket will admit stockholder and one guest. (See reverse side.)
Telephone and Internet Voting Instructions Instead of voting by mail, you may choose one of the two following voting methods to vote your proxy.
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

TELEPHONE

Call toll-free 800-652-8683. Outside continental
U.S. and Canada, call collect at 781-575-2300.

Follow the recorded instructions.

INTERNET

Log on to the Internet and go to
www.investorvote.com/gm.
Follow the steps outlined on the secured Web site.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY/VOTING INSTRUCTION CARD BY MAIL.

Annual Meeting Proxy/Voting Instruction Card	123456	C0123456789	12345

☒ Use a pen with dark ink. Mark votes as in this example.	MR A SAMPLE MRS. B SAMPLE Jt Ten

The Board of Directors recommends a vote “FOR” Items 1-2 and “AGAINST” Items 3-8.
GM Proposals
This proxy/voting instruction card will be voted “FOR” Items 1-2 if no choice is specified.

1. Election of Directors

☐ FOR All Nominees	☐ WITHHOLD From All Nominees	01-☐	02-☐	03-☐	04-☐

☐ For All Nominees, Except- To withhold a vote from a specific nominee, mark the box to the left with an X and the appropriately numbered box(es) to the right, which correspond to nominees for directors shown on the reverse side.

		05-☐ 09-☐	06-☐ 10-☐	07-☐ 11-☐	08-☐ 12-☐

	For	Against	Abstain
2. Ratification of selection of Deloitte & Touche for year 2006	☐	☐	☐

Stockholder Proposals

This proxy/voting instruction card will be voted “AGAINST” Items 3-8 if no choice is specified.

	For	Against	Abstain
3. Prohibition on awarding, repricing, or renewing stock options	☐	☐	☐
4. Publication of a report on global warming/cooling	☐	☐	☐
5. Separation of roles of chairman and chief executive officer	☐	☐	☐
6. Recouping unearned incentive bonuses	☐	☐	☐
7. Cumulative voting	☐	☐	☐
8. Majority voting for election of directors	☐	☐	☐

Signature(s)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE: Please add your title if you are signing as attorney, administrator, executor, guardian, trustee, or in any other representative capacity. Please keep signature(s) within the box(es).

Signature 1	Signature 2- All other stockholders on account	Date (mm/dd/yyyy)

If you vote by Internet or telephone, do not mail this proxy card.

2006 ANNUAL MEETING OF STOCKHOLDERS ADMISSION TICKET

Tuesday, June 6, 2006, 9 a.m. local time

Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

General Directions

From Philadelphia on I-95 South

1. Take I-95 South to Exit 7A marked “52 South, Delaware Avenue.”

2. Follow 11th Street in the middle lane through six traffic lights.
Hotel du Pont is on the right.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Avenue.”

2. From right lane, take Exit 7 onto Adams Street.

3. At third traffic light, turn right onto 11th Street.

4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

Please present this ticket and government-issued photograph identification for admission to the meeting.

Stockholders and guests are responsible for their parking. Self-parking is available at Hotel du Pont Car Park located on Orange Street near the corner of 12th Street. Valet parking is available at the hotel entrance.

GENERAL MOTORS CORPORATION
PROXY/VOTING INSTRUCTION CARD

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders

Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

Tuesday, June 6, 2006, 9 a.m. local time

The undersigned authorizes G. Richard Wagoner, Jr., Frederick A. Henderson, and Robert A. Lutz, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for Directors: (01) P. N. Barnevik, (02) E. B. Bowles, (03) J. H. Bryan, (04) A. M. Codina, (05) G. M.C. Fisher, (06) K. Katen, (07) K. Kresa, (08) E. J. Kullman, (09) P. A. Laskawy, (10) E. Pfeiffer, (11) G. R. Wagoner, Jr., and (12) J. B. York*; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2006 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

This card also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. If your registrations are not identical, you may receive more than one set of proxy materials. Please sign, date, and return all proxy cards you receive.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; just sign, date, and return this proxy in the enclosed envelope.

Please see the reverse side for telephone and Internet voting instructions.

*Numbers refer to Director nominee voting codes.

GM IVR

Caller requesting to vote proxy one proposal at a time, withholding from specific nominees

Dialog between application and the caller
IVR:	Welcome to Computershares’s Express Voting Service. <pause>

To vote, you’ll need to supply some information from your proxy card. This will only take a moment. If you don’t have your card handy, feel free to hang-up and call back when you’re ready. To start, please enter the control number (pause). This is the 6 digit number that is circled and located in the colored bar on the front of the card.

Caller:	Caller enters the control number
IVR:	Next, I’m going to need your holder account number. This number is underlined and located next to the control number. Please enter that number now, excluding any letters or leading zeroes.
Caller:	Caller enters holder account number
IVR:	Thank you, please hold while I verify those numbers.
This message will play repeatedly until the host system responds	three seconds of silence followed by...) ...still verifying (three more seconds of silence)...please continue to hold...
IVR:	Ok, you’ll be voting your proxy for...
General Motors Corporation

Before you can vote, I need to verify one last piece of information. Located on the proxy card next to the underlined account number is a box that contains your proxy access number. Please enter that number now.

(Or for SSN)

Before you can vote, the last piece of information I need to verify is the last four digits of your social security number. Please enter only the last four digits of your social security number.

Caller:	Holder enters Proxy Access Number or SSN
IVR:	Thank you, please hold while I verify that number...
This message will play repeatedly until the host system responds	(three seconds of silence followed by...) ...still verifying...
IVR:	Ok, now to cast your vote....
IVR:	You can vote one of two ways. To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. To vote one proposal at a time, press 2.
Caller:	Presses 2
IVR:	Ok, let’s vote on each proposal.
IVR:	Proposal number 1. The Board of Directors recommends a vote for all nominees.

You have three ways to vote this item. You can vote for all nominees, withhold from all nominees or withhold from individual nominees. To vote for ‘all’ nominees, press 1; withhold from all, press 2 or withhold from individual nominees, press 3. To cancel and start over, press star.

Caller:	Presses 3
IVR:	OK, we will withhold the nominees you specify...
For each nominee listed on your card, there is a corresponding two-digit number. Enter the number corresponding to the nominee you want to withhold.
Caller:	Presses Nominee Number

IVR:	Ok, withholding from nominee number....
Plays Nominee Number
To withhold your vote from another nominee, enter the two-digit number. If there are no other nominees you wish to withhold, press zero. If you’ve made a mistake and want to start over, press star.
Caller:	Presses 0
IVR:	Ok, finished withholding for nominees
IVR:	Proposal number 2, for which the Board of Directors recommends a vote "for." To vote, "for," press 1; vote "against," press 2; or to "abstain," press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 3, for which the Board of Directors recommends a vote "against." To vote, "for," press 1; vote "against," press 2; or to "abstain," press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 4, for which the Board of Directors recommends a vote "against." To vote, "for," press 1; vote "against," press 2; or to "abstain," press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 5, for which the Board of Directors recommends a vote "against." To vote, "for," press 1; vote "against," press 2; or to "abstain," press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 6, for which the Board of Directors recommends a vote "against." To vote, "for," press 1; vote "against," press 2; or to "abstain," press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 7, for which the Board of Directors recommends a vote "against." To vote, "for," press 1; vote "against," press 2; or to "abstain," press 3.
Caller:	Presses 1, 2 or 3
IVR:	Proposal number 8, for which the Board of Directors recommends a vote “against.” To vote “for,” press 1; vote “against,” press 2; or to “abstain,” press 3.
Caller:	Presses 1, 2 or 3

IVR:	Ok, you’ve finished voting but before we process your vote, let me list your choices and then you can confirm your vote at the end.
Plays back vote
If this is correct, press 1; to hear how you voted again, press 2 and to change your vote, press 3.
Caller:	Presses 1
IVR:	Please hold while I record your vote.
This message will play repeatedly until the host system responds	(three seconds of silence followed by...) ...please continue to hold...
IVR:	Your vote has been recorded. It is not necessary for you to mail in your proxy card. If you have another proxy card or wish to change your vote, press 1. Otherwise, I’m now going to end this call.
Caller:	timeout
IVR:	Thank you for voting, goodbye.
Caller:	Hang-up.

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PROXY - GENERAL MOTORS CORPORATION

   -[Name of holder will appear here]-

GENERAL MOTORS CORPORATION

PROXY/VOTING INSTRUCTION

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders

The undersigned authorizes G. Richard Wagoner, Jr., Frederick A. Henderson, and Robert A. Lutz, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for Directors: (01) P. N. Barnevik, (02) E. B. Bowles, (03) J. H. Bryan, (04) A. M. Codina, (05) G. M.C. Fisher, (06) K. Katen, (07) K. Kresa, (08) E. J. Kullman, (09) P. A. Laskawy, (10) E. Pfeiffer, (11) G. R. Wagoner, Jr. and (12) J. B. York; upon the other Items, on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2006 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof. This also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. If your registrations are not identical, you may receive more than one set of proxy materials. For all your shares to be voted, you must vote all proxies you received.

Proxy Statement

Annual Report

☐Check this box to cast your vote in accordance with the recommendations of General Motors Corporation Board of Directors, or you may vote on individual items by checking the boxes below. If you do not record your vote on any proxy item, it will be voted in accordance with the Board's recommendation.

GM Proposals

General Motors Corporation Board of Directors recommends a vote "FOR" all Nominees and "FOR" Item 2.

1. Election of Directors

○FOR all Nominees ○WITHHOLD vote from all Nominees
○FOR all Nominees EXCEPT those selected below

☐	(01) P. N. Barnevik
☐	(02) E. B. Bowles
☐	(03) J. H. Bryan
☐	(04) A. M. Codina
☐	(05) G. M.C. Fisher
☐	(06) K. Katen
☐	(07) K. Kresa
☐	(08) E. J. Kullman
☐	(09) P. A. Laskawy
☐	(10) E. Pfeiffer
☐	(11) G. R. Wagoner, Jr.
☐	(12) J. B. York

2. Ratification of selection of Deloitte & Touche for year 2006	○FOR	○AGAINST	○ABSTAIN

Stockholder Proposals

General Motors Corporation Board of Directors recommends a vote "AGAINST" Items 3-8.

3. Prohibition on awarding, repricing, or renewing stock options	○FOR	○AGAINST	○ABSTAIN

4. Publication of a report on global warming/cooling	○FOR	○AGAINST	○ABSTAIN

5. Separation of roles of chairman and chief executive officer	○FOR	○AGAINST	○ABSTAIN

6. Recouping unearned incentive bonuses	○FOR	○AGAINST	○ABSTAIN

7. Cumulative voting	○FOR	○AGAINST	○ABSTAIN

8. Majority voting for election of directors	○FOR	○AGAINST	○ABSTAIN

Click “Continue” to view a summary of your vote.

General Motors Corporation

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PROXY CONFIRMATION - Please verify your voting preferences below and click "Submit" at the bottom of the screen to register your vote.

GM Proposals

General Motors Corporation Board of Directors recommends a vote "FOR" all Nominees and "FOR" Item 2.

1. Election of Directors

○FOR all Nominees ○WITHHOLD vote from all Nominees
○FOR all Nominees EXCEPT those selected below

☐	(01) P. N. Barnevik
☐	(02) E. B. Bowles
☐	(03) J. H. Bryan
☐	(04) A. M. Codina
☐	(05) G. M.C. Fisher
☐	(06) K. Katen
☐	(07) K. Kresa
☐	(08) E. J. Kullman
☐	(09) P. A. Laskawy
☐	(10) E. Pfeiffer
☐	(11) G. R. Wagoner, Jr.
☐	(12) J. B. York

2. Ratification of selection of Deloitte & Touche for year 2006	○FOR	○AGAINST	○ABSTAIN

Stockholder Proposals

General Motors Corporation Board of Directors recommends a vote "AGAINST" Items 3-8.

3. Prohibition on awarding, repricing, or renewing stock options	○FOR	○AGAINST	○ABSTAIN

4. Publication of a report on global warming/cooling	○FOR	○AGAINST	○ABSTAIN

5. Separation of roles of chairman and chief executive officer	○FOR	○AGAINST	○ABSTAIN

6. Recouping unearned incentive bonuses	○FOR	○AGAINST	○ABSTAIN

7. Cumulative voting	○FOR	○AGAINST	○ABSTAIN

8. Majority voting for election of directors	○FOR	○AGAINST	○ABSTAIN

If you wish to cast your vote as indicated, click 'Submit'.

If you wish to change your vote, click the 'Back' button.

General Motors Corporation

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Thank you. Your vote has been cast.

Options

If you would like to go to General Motors Corporation Web site, click HERE
To print an Admission Ticket or Map for the meeting, click HERE

If you have another proxy to vote for General Motors, please click HERE

General Motors Corporation

             Copyright © 2004 Computershare Limited. All rights reserved. Reproduction in whole or in part in any form or medium without express written permission of Computershare Limited is prohibited. Please view our Privacy policy.